Exhibit 2.1

ARRANGEMENT AGREEMENT

AMONG

ENDO HEALTH SOLUTIONS INC.,

SPORTWELL LIMITED,

SPORTWELL II LIMITED,

ULU ACQUISITION CORP.,

RDS MERGER SUB, LLC,

8312214 CANADA INC.

AND

PALADIN LABS INC.

November 5, 2013

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		6

1.1	Definitions	6
1.2	Currency	25
1.3	Interpretation Not Affected by Headings	25
1.4	Knowledge and Disclosure	26
1.5	Extended Meanings, Etc.	26
1.6	Date of any Action	26
1.7	Schedules	26

ARTICLE 2 THE ARRANGEMENT AND MERGER		27

2.1	The Arrangement	27
2.2	The Merger	30
2.3	The Closing	37
2.4	Preparation of Joint Proxy Statement/Circular and Form S-4	37
2.5	Shareholder Meetings	39
2.6	Holdco Alternative	41

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		44

3.1	Representations and Warranties of the Company	44
3.2	Representations and Warranties of Parent	71
3.3	Representations and Warranties of IrishCo	78
3.4	Representations and Warranties of Interco	79
3.5	Survival of Representations and Warranties	79

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		80

4.1	Covenants of the Company	80
4.2	Covenants of Parent	84

ARTICLE 5 ADDITIONAL COVENANTS		85

5.1	Access to Information	85
5.2	Consents and Approvals	85
5.3	Covenants of the Company Regarding the Arrangement and the Merger	88
5.4	Covenants of the Parent Regarding the Arrangement and the Merger	88
5.5	Parent Guarantee	89
5.6	Employee Matters	89
5.7	Indemnification and Insurance	90
5.8	Rule 16b-3 Actions	91
5.9	Stock Exchange Listings	92
5.10	Takeover Statutes	92
5.11	Creation of Distributable Reserves	93

5.12	IrishCo and InterCo Resolutions	94
5.13	Financing Cooperation	94
5.14	Board of Directors	96
5.15	Separation	96
5.16	IrishCo Euro Shares	97
5.17	Whitewash Requirements	97

ARTICLE 6 ACQUISITION PROPOSALS		97

6.1	Company Non-Solicitation	97
6.2	Parent Right to Match	99
6.3	Parent Non-Solicitation	102
6.4	Parent Third Party Proposals	103

ARTICLE 7 TERMINATION		105

7.1	Termination	105
7.2	Termination Fee	107
7.3	Void upon Termination	108

ARTICLE 8 CONDITIONS PRECEDENT		109

8.1	Mutual Conditions Precedent	109
8.2	Additional Conditions Precedent to the Obligations of the Company	110
8.3	Additional Conditions Precedent to the Obligations of Parent	110
8.4	Conditions Precedent to the Merger	111

ARTICLE 9 GENERAL		112

9.1	Notices	112
9.2	Expenses	113
9.3	No Assignment	113
9.4	Benefit of Agreement	113
9.5	Public Announcements	113
9.6	Governing Law; Attornment; Service of Process; Waiver of Jury Trial	114
9.7	Entire Agreement	115
9.8	Third Party Beneficiaries	115
9.9	Amendment	115
9.10	Waiver and Modifications	116
9.11	Severability	116
9.12	Further Assurances	116
9.13	Injunctive Relief	116
9.14	No Recourse	117
9.15	Counterparts	117

SCHEDULE A FORM OF PLAN OF ARRANGEMENT		A-1
SCHEDULE B ARRANGEMENT RESOLUTION		B-1
SCHEDULE C REQUIRED REGULATORY APPROVALS		C-1

SCHEDULE D FORM OF VOTING AGREEMENT	D-1
SCHEDULE E BUSINESS SEPARATION TERM SHEET	E-1

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of November 5, 2013

AMONG

ENDO HEALTH SOLUTIONS INC., a corporation incorporated under the laws of Delaware, (“Parent”)

-and-

SPORTWELL LIMITED, a company incorporated in Ireland (Registered Number 534814) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland, (“IrishCo”)

-and-

SPORTWELL II LIMITED, a company incorporated in Ireland (Registered Number 534651) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland, (“Interco”)

-and-

ULU ACQUISITION CORP., a corporation incorporated under the laws of Delaware (“DE INC.”)

-and-

RDS MERGER SUB, LLC, a limited liability company organized under the laws of Delaware (“Merger Sub”)

-and-

8312214 CANADA INC., a corporation organized under the laws of Canada (“CanCo 1” and, together with Parent, IrishCo, Interco, DE INC. and Merger Sub, the “Parent Parties”)

-and-

PALADIN LABS INC., a corporation continued under the laws of Canada (the “Company”)

WHEREAS, IrishCo proposes, upon the terms and subject to the conditions set forth in this Agreement, to cause CanCo 1 to offer to and to acquire and CanCo 1 hereby offers to acquire all of the outstanding shares of the Company pursuant to and in the manner provided for by the Arrangement and Parent proposes, upon the terms and subject to the conditions set forth in this Agreement, to cause Merger Sub to merge with and into Parent, with Parent being the surviving corporation (the “Merger”);

WHEREAS, the Company Board of Directors has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and that it is in the best interests of the Company to enter into this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favour of the Arrangement Resolution;

WHEREAS, further to CanCo 1’s offer, the Parent Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders and (iii) resolved to recommend that the Parent Shareholders adopt this Agreement; and

WHEREAS, further to CanCo 1’s offer, Parent, CanCo 1 and certain Company Shareholders (the “Specified Shareholders”) intend to enter into Voting Agreements, in the form set forth on Schedule D, concurrently with the execution of this Agreement, providing that, among other things, the Specified Shareholders will support the Arrangement and the other transactions contemplated by this Agreement, including by voting in favour of the Arrangement Resolution (each, a “Voting Agreement”).

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934;

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Affiliate” shall have the meanings ascribed to it under the 1933 Securities Act;

“Agreement” means this Arrangement Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Amalco” shall have the meaning ascribed to it in the Plan of Arrangement;

“Arrangement” means an arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement;

“Arrangement Cash Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Arrangement Exchange Agent” means the bank or trust company, reasonably acceptable to the Company, appointed by Parent, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Cash Consideration and the Arrangement Stock Consideration;

“Arrangement Stock Consideration” means, in respect of each Company Common Share subject to the Arrangement, 1.6331 IrishCo Shares to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement;

“Arrangement Therapeutics Consideration” means, in respect of each Company Common Share subject to the Arrangement, one Therapeutics Common Share, to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Parent and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, New York, New York or Dublin, Ireland are closed for business;

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder;

“CBCA” means the Canada Business Corporations Act and all regulations made thereunder;

“Certificate” shall have the meaning ascribed to it in Section 2.2(e)(iii);

“Certificate of Merger” shall have the meaning ascribed to it in Section 2.2(b)(i);

“CFDA” shall have the meaning ascribed to it in Section 3.1(u)(i);

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Closing” shall have the meaning ascribed to it in Section 2.3(a);

“Closing Date” shall have the meaning ascribed to it in Section 2.3(a);

“Code” means the United States Internal Revenue Code of 1986;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any person designated by the Commissioner to act on his behalf;

“Company Acquisition Agreement” shall have the meaning ascribed to it in Section 6.1(a)(iv);

“Company Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification thereto), whether or not in writing, with respect to (a) any acquisition by any Person or group of Persons of the Company’s voting equity securities (or securities convertible into or exchangeable or exercisable for the Company’s voting equity securities) representing 20% or more of the Company’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting equity securities) or (b) any acquisition by any Person or group of Persons of any assets of the Company and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of the Company) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between only the Company and/or one or more of its wholly-owned Subsidiaries;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2012 and 2011, together with the notes thereto;

“Company Board of Directors” means the board of directors of the Company;

“Company Change of Recommendation” means any of the following: (A) the Company Board of Directors fails to publicly make the Company Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Parent its approval of the Arrangement or the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to any Company Acquisition Proposal shall be considered a modification, in a manner adverse to Parent, of the Company Recommendation), (B) Parent requests in writing that the Company Board of Directors reaffirm the Company Recommendation or publicly reject any Company Acquisition Proposal and the Company Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the Company Board of Directors accepts, approves, endorses or recommends any Company Acquisition Proposal, (D) the Company enters into a Company Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any Company Acquisition Proposal or (E) the Company or the Company Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“Company Common Shares” means the common shares without par value in the capital of the Company;

“Company Data Room” means the Company’s electronic data room posted on https://datasite.merrillcorp.com as it existed at 11:59 pm on November 4, 2013;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to Parent concurrently with the execution of this Agreement;

“Company Distributable Reserves Resolution” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“Company Employees” shall have the meaning ascribed to it in Section 5.6(a);

“Company Fairness Opinion” means the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders;

“Company Financial Advisor” means Credit Suisse Securities (USA) LLC;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the six months ended June 30, 2013, together with the notes thereto;

“Company Indemnified Party” shall have the meaning ascribed to it in Section 5.7(a);

“Company Material Contract” shall have the meaning ascribed to it in Section 3.1(s);

“Company Material Properties” means, collectively, each of the properties identified in Sections 3.1(o) and 3.1(p) of the Company Disclosure Letter;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Owned Real Property” shall have the meaning ascribed to it in Section 3.1(o);

“Company Plan” shall have the meaning ascribed to it in Section 3.1(v)(i);

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on SEDAR since December 31, 2011;

“Company Recommendation” means the unanimous recommendation of the Company Board of Directors that the Company Shareholders vote in favour of the Arrangement Resolution;

“Company Senior Management” means the individuals set forth in Section 1.4 of the Company Disclosure Letter;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Company Shareholder” means a holder of one or more Company Common Shares;

“Company Shareholder Approval” means the affirmative vote of at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or represented by proxy at the Company Meeting;

“Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Company Acquisition Proposal” as it relates to securities of the Company shall be changed to “100%” and references to “20%”, as regards the assets of the Company, shall be changed to “all or substantially all”) made by a third party or third parties acting jointly (other than Parent, IrishCo, and any of their respective Affiliates, including CanCo 1) and which, or in respect of which:

(a)	the Company Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Company Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement and the Merger (including any adjustment to the terms and conditions of the Arrangement and the Merger proposed by Parent pursuant to Section 6.2);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the Person or Persons making such Company Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such Company Acquisition Proposal has been demonstrated to be available to the satisfaction of the Company Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and

(c)	is made available to all of the Company Shareholders on the same terms and conditions;

“Company Superior Proposal Notice” means a written notice provided by the Company to the Parent delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Company Board of Directors that a Company Superior Proposal exists, advising the Parent that the Company has received a Company Superior Proposal and specifying the information with respect thereto required by the definition of Company Superior Proposal and including written notice of the determination of the Company Board of Directors that the Company Acquisition Proposal constitutes a Company Superior Proposal;

“Company Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b);

“Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder;

“Competition Act Approval” means:

(a)	the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been modified or withdrawn prior to Closing; or

(b)	IrishCo and the Company have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting periods under section 123 of the Competition Act have expired or have been terminated in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act,

and, in the case of either (b) or (c), IrishCo has been advised in writing by the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (a “no-action letter”), and any terms and conditions attached to any such no-action letter are acceptable to Parent acting reasonably, and such no-action letter has not been modified or withdrawn prior to Closing;

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which the Company or any of its Subsidiaries, on the one hand, or Parent or any Parent Material Subsidiary, on the other hand, is a party or by which the Company or any of its Subsidiaries, on the one hand, or Parent or any Parent Material Subsidiary, on the other hand, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Superior Court of Québec;

“CSPP Participant” has the meaning ascribed to it in the Plan of Arrangement;

“Debt Financing” shall have the meaning ascribed to it in Section 5.13;

“DGCL” shall have the meaning ascribed to it in Section 2.2(a);

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosing Party” shall have the meaning ascribed to it in Section 5.2(c);

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the CBCA and the Final Order;

“Effective Time” shall have the meaning ascribed to it in Section 1.1 of the Plan of Arrangement;

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise);

“Environmental Approvals” means all Permits or other authorizations or requirements issued or required by any Governmental Authority pursuant to any Environmental Law;

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Laws” means Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i)

emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases;

“Equity Exchange Ratio” means, as of the time of calculation, the ratio of Parent Common Shares to IrishCo Shares;

“ESPP” shall have the meaning ascribed to it in Section 2.2(h);

“ESPP Option” shall have the meaning ascribed to it in Section 2.2(h);

“Exchange Agent” shall have the meaning ascribed to it in Section 2.2(f)(i);

“Exchange Fund” shall have the meaning ascribed to it in Section 2.2(f)(i);

“FDA” means the United States Food and Drug Administration or any successor entity;

“FDCA” shall have the meaning ascribed to it in Section 3.1(u);

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and Parent, each acting reasonably) on appeal;

“Financing Sources” shall mean the Persons (other than the Company or any of its Subsidiaries) that have committed to provide or arrange or have otherwise entered into agreements to provide or arrange any financing in connection with the transactions contemplated hereby, including their respective, current or future general or limited partners, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any current or future general or limited partner, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing;

“Form S-4” shall have the meaning ascribed to it in Section 2.4(a);

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, the NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Environmental Laws or may impair the Environment, the health of any Person, property, or plant or animal life;

“Holdco Agreements” has the meaning specified in Section 2.6(a)(x);

“Holdco Alternative” has the meaning specified in Section 2.6(a);

“Holdco Election Date” has the meaning specified in Section 2.6(a);

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor act;

“IFRS” means International Financial Reporting Standards as in effect as of the date of this Agreement (unless otherwise expressly provided herein);

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.7(a);

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Parent, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and Parent, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada);

“Investment Canada Act Approval” means that IrishCo shall have received written evidence from the responsible Minister or Ministers under the Investment Canada Act that the Minister(s) are satisfied or deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the Investment Canada Act and such approval has not been modified or withdrawn;

“Irish High Court Application” shall have the meaning ascribed to it in Section 5.11(c)(i);

“IrishCo Distributable Reserves Proposals” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“IrishCo Euro Share” means an ordinary share, par value €1.00 per share, in the share capital of IrishCo;

“IrishCo Share” means an ordinary share, par value US $0.0001 per share, in the share capital of IrishCo;

“Irish Subsidiary” shall mean a “subsidiary” within the meaning of section 155 of the Companies Act of Ireland;

“Joint Proxy Statement/Circular” shall have the meaning ascribed to it in Section 2.4(a);

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company or any of its subsidiaries holds voting shares, equity interests or other rights of participation but which is not a Subsidiary of the Company, and any Subsidiary or downstream Affiliate of any such entity;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Lease” shall have the meaning ascribed to it in Section 3.1(p);

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.2(f)(ii);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litha” means Litha Healthcare Group Limited, a company incorporated in South Africa.

“Litha Public Disclosure Record” means all documents filed by or on behalf of Litha on the Johannesburg Stock Exchange News Service (SENS) since December 31, 2011 or available on the public website of Litha located at www.lithahealthcare.co.za/ on the date hereof;

“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Company or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the pharmaceutical industry;

(f)	any change in IFRS or U.S. GAAP;

(g)	any actions taken (or omitted to be taken) by the Company upon the express written request of Parent; or

(h)	any failure by the Company to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition);

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as the Company and its Subsidiaries;

“Merger” shall have the meaning ascribed to it in Section 2.2(a);

“Merger Consideration” shall have the meaning ascribed to it in Section 2.2(e)(iii);

“Merger Effective Time” shall have the meaning ascribed to it in Section 2.2(b)(i);

“NASDAQ” means the NASDAQ Global Select Market;

“New Plans” shall have the meaning ascribed to it in Section 5.6(b);

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of September 10, 2013 between the Company and the Parent, as it may be amended, restated, supplemented or otherwise modified from time to time;

“Old Plans” shall have the meaning ascribed to it in Section 5.6(b);

“Option Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Other Parent Share-Based Awards” shall have the meaning ascribed to it in Section 2.2(g)(i)C;

“Outside Date” means the date that is six months after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

“Parent Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, a Parent Acquisition Proposal;

“Parent Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification thereto) with respect to (a) any acquisition by any Person or group of Persons of Parent’s voting equity securities (or securities convertible into or exchangeable or exercisable for Parent’s voting equity securities) representing 20% or more of the Parent’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such equity securities) or (b) any acquisition by any Person or group of Persons of any assets of Parent and/or one or more of Parent’s Subsidiaries (including equity interests of any of Parent’s Subsidiaries) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of Parent and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Parent most recently filed prior to such time as part of the Parent Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multistep transaction or series of transactions, directly or indirectly involving Parent or any Parent’s Subsidiaries, and in each case excluding the Merger and the other transactions contemplated by this Agreement and any transaction between only the Parent and/or one or more of its wholly-owned Subsidiaries;

“Parent Board of Directors” means the board of directors of the Parent;

“Parent Change of Recommendation” means any of the following: (A) the Parent Board of Directors fails to publicly make the Parent Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to the Company its approval of this Agreement or the Parent Recommendation (it being understood that publicly taking a neutral position or no position with respect to any Parent Acquisition Proposal shall be considered a modification, in a manner adverse to the Company, of the Parent Recommendation), (B) the Company requests in writing that the Parent Board of Directors reaffirm the Parent Recommendation or publicly reject any Parent Acquisition Proposal and the Parent Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the Parent Board of Directors accepts, approves, endorses or recommends any Parent Acquisition Proposal, (D) Parent enters into a Parent Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any Parent Acquisition Proposal or (E) Parent or the Parent Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“Parent Common Share” means a share of common stock, par value $0.01, of Parent;

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Parent and delivered to the Company prior to the execution of this Agreement;

“Parent Distributable Reserves Resolution” shall have the meaning ascribed to it in Section 5.11(a)(ii);

“Parent Financial Statements” has the meaning ascribed to it in Section 3.2(g)(ii);

“Parent Indemnified Party” has the meaning ascribed to it in Section 5.7(a);

“Parent Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which Parent or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the pharmaceutical or medical device industries;

(f)	any change in IFRS or U.S. GAAP;

(g)	any actions taken (or omitted to be taken) by Parent upon the express written request of the Company; or

(h)	any failure by Parent to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition);

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as Parent and its Subsidiaries;

“Parent Material Contract” has the meaning ascribed to that term in Section 3.2(l)(i);

“Parent Material Subsidiaries” means Endo Pharmaceuticals Inc., American Medical Systems Holdings, Inc., Generics International (US), Inc. (d/b/a Qualitest);

“Parent Public Disclosure Record” means all documents filed by or on behalf of the Parent on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) system since December 31, 2011;

“Parent Recommendation” means the unanimous recommendation of the Parent Board of Directors that the Parent Shareholders vote to adopt this Agreement;

“Parent Senior Management” means the individuals set forth in Section 1.4 of the Parent Disclosure Letter;

“Parent Share Awards” shall have the meaning ascribed to it in Section 2.2(g);

“Parent Share Option” shall have the meaning ascribed to it in Section 2.2(g)(i)A;

“Parent Share Plans” means the Endo Assumed Stock Incentive Plan, the Endo 2010 Stock Incentive Plan, the Endo Amended and Restated 2007 Stock Incentive Plan, the Endo 2004 Stock Incentive Plan and the Endo 2000 Stock Incentive Plan;

“Parent Shareholder” means a holder of one or more Parent Common Shares;

“Parent Shareholder Approval” shall have the meaning ascribed to it in Section 2.5(a);

“Parent Shareholders Meeting” shall have the meaning ascribed to it in Section 2.5(a);

“Parent Superior Proposal” means an unsolicited bona fide written Parent Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Parent Acquisition Proposal” shall be changed to “50% or more”) made by a third party or third parties acting jointly and which, or in respect of which:

(a)	the Parent Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Parent Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Parent shareholders from a financial point of view than the Arrangement and the Merger;

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Parent Acquisition Proposal and the Person or Persons making such Parent Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such Parent Acquisition Proposal has been demonstrated to be available to the satisfaction of the Parent Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and

(c)	is made available to all of Parent Shareholders on the same terms and conditions;

“Parent Superior Proposal Notice” means a written notice provided by Parent to the Company, delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Parent Board of Directors that a Parent Superior Proposal exists, advising the Company that Parent has received a Parent Superior Proposal and specifying the information with respect thereto required by the definition of Parent Superior Proposal and including written notice of the determination of the Parent Board of Directors that the Parent Acquisition Proposal constitutes a Parent Superior Proposal;

“Parent Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(c);

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP or IFRS, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) licenses of non-material Intellectual Property in the ordinary course of business; (viii) any purchase money security interests, equipment leases or similar financing arrangements; (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto; and (x) any Liens that are not material to the Company, its Subsidiaries or their businesses, taken as a whole or Parent, its Subsidiaries or their businesses, taken as a whole, as applicable;

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 5 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably;

“PMPRB” shall have the meaning ascribed to it in Section 3.1(u)(i);

“Proceedings” shall have the meaning ascribed to it in Section 3.1(n);

“Product” shall have the meaning ascribed to it in Section 3.1(u)(viii);

“Product Candidate” shall have the meaning ascribed to it in Section 3.1(u)(viii);

“Product Regulatory Communication” shall have the meaning ascribed to it in Section 4.1(c)(xxvii);

“Qualifying Holdco” shall have the meaning ascribed to it in Section 2.6(a);

“Qualifying Holdco Shareholder” shall have the meaning ascribed to it in Section 2.6(a);

“Qualifying Holdco Stock Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Qualifying Holdco Therapeutics Consideration” shall have the meaning ascribed to it in the Plan of Arrangement;

“Receiving Party” shall have the meaning ascribed to it in Section 5.2(c);

“Regulatory Authority” means Health Canada, the FDA and any other federal, state, provincial, local or foreign Governmental Authority that is concerned with the marketing, sale, pricing, distribution, use, handling and control, safety, efficacy, reliability, or manufacturing of pharmaceutical products;

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including New Drug Applications, New Drug Submissions, Investigational New Drug Applications, Clinical Trial Applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company and the Company’s Subsidiaries;

“Regulatory Guidelines” means applicable rules, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law;

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment;

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b);

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;

“Restraint” shall have the meaning ascribed to it in Section 5.2(e);

“Restricted Parent Share” shall have the meaning ascribed to it in Section 2.2(g)(i)B;

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant Person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such Person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(b)(iv);

“SEC” means the United States Securities and Exchange Commission or any successor entity;

“SEC Reports” shall have the meaning ascribed to it in Section 3.2(g);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder or any successor act;

“SEDAR” means the System for Electronic Document Analysis Retrieval;

“Specified Shareholders” shall have the meaning ascribed to it in the Recitals;

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Subscription Agreement” means the agreement to be entered into between IrishCo and DE INC. prior to Closing, pursuant to which DE INC. will subscribe for IrishCo Shares;

“Subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity;

provided, however, that for all purposes of this Agreement and each Voting Agreement, (i) each of Litha and Altiva Pharma S.A., and each of their respective Subsidiaries and Joint Ventures, shall be deemed to be a Subsidiary of the Company, (ii) CanCo 1 shall be deemed to be a Subsidiary of Parent, (iii) a Qualifying Holdco shall be deemed to not be a Subsidiary and (iv) InterCo and each of its Subsidiaries and Joint Ventures, shall each be deemed to be a Subsidiary of IrishCo;

“Surviving Company” shall have the meaning ascribed to it in Section 2.2(a);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada) or any successor act;

“Technology” shall have the meaning ascribed to it in Section 3.1(w)(xii);

“Termination Fee” shall have the meaning ascribed to it in Section 7.2(a);

“Therapeutics” means Knight Therapeutics, a corporation to be organized under the laws of Canada;

“Therapeutics Assets” shall have the meaning ascribed to it in Schedule E;

“Therapeutics Common Shares” means the common shares without par value in the capital of Therapeutics;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied;

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder; and

“Whitewash Requirements” means the requirements of section 60 of the Companies Act 1963 of Ireland with respect to the provision of financial assistance.

1.2 Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3 Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the

Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4 Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of the Company means to the best of the actual knowledge, information and belief of Company Senior Management, in their capacities as officers of the Company and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual and with respect to Litha, Company Senior Management shall be deemed to have made reasonable inquiry by verifying documents in the possession of the Company by virtue solely of it being a shareholder of Litha. Any reference in this Agreement to the “knowledge” or the “awareness” of Parent means to the best of the actual knowledge, information and belief of Parent Senior Management, in their capacities as officers of Parent and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5 Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6 Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7 Schedules

The following are the Schedules to this Agreement:

Schedule A	- Form of Plan of Arrangement

Schedule B	- Arrangement Resolution

Schedule C	- Required Regulatory Approvals

Schedule D	- Form of Voting Agreement

Schedule E	- Business Separation Term Sheet

ARTICLE 2

THE ARRANGEMENT AND MERGER

2.1 The Arrangement

(a) The Arrangement. The Company, CanCo 1 and Parent agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b) Implementation Steps by the Company. The Company covenants in favour of Parent that upon the terms and subject to the conditions of this Agreement, the Company shall:

(i) as soon as reasonably practicable after the execution of this Agreement, apply to the Court for the Interim Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(ii) subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than one Business Day thereafter, apply to the Court pursuant to section 192(4) of the CBCA for the Final Order in a manner and form reasonably acceptable to Parent and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(iii) subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the TSX) necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

(c) Implementation Steps by the Parent. Subject to the terms of this Agreement, Parent and its Subsidiaries will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ and the TSX) necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

(d) Interim Order. The application referred to in Section 2.1(b)(i) shall, unless the Company and Parent otherwise agree, include a request that the Interim Order provide, among other things:

(i) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii) for the record date for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting;

(iii) that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with this Agreement without the need for any additional approval by the Court;

(iv) that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(v) that the requisite and sole approval of the Arrangement Resolution will be the Company Shareholder Approval;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) that proxies in respect of the Arrangement Resolution may be delivered to the Company up to 5:00 p.m. (Montreal time) on the Business Day immediately prior to the date of the Company Meeting; and

(viii) that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as Parent may reasonably require.

(e) Court Proceedings. The Company will provide legal counsel to Parent with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will include in such materials all comments reasonably and promptly proposed by Parent or its legal counsel. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.1 or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require Parent to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of Parent and its Subsidiaries set forth in any such filed or served materials or under this Agreement, the Merger or the Arrangement. In addition, the Company will not object to legal counsel to Parent making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to Parent on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement.

(f) Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. On the Effective Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall be in form satisfactory to Parent and the Company, each acting reasonably.

(g) List of Securityholders. Upon the reasonable request from time to time of Parent, the Company will provide Parent with lists (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Common Shares, lists of the names and addresses and holdings of all Persons having rights issued or granted by the Company to acquire or otherwise related to Company Common Shares (including Optionholders) and lists of non-objecting beneficial owners of Company Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Company Common Shares. The Company will from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Company Shareholders, information regarding beneficial ownership of Company Common Shares and lists of holdings and other assistance as Parent may reasonably request.

(h) Treatment of Company Share Awards. The Options and the Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(i) Employee Share Purchase Program. The Company Share Purchase Plan and the rights of participants under such plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(j) Securityholder Communications. The Company and Parent agree to cooperate in the preparation of presentations, if any, to Company Shareholders or other securityholders regarding the Arrangement, and the Company agrees to consult with Parent in connection with any communication or meeting with Company Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules and, if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give Parent a reasonable opportunity to review and comment thereon prior to its dissemination.

(k) Withholding Taxes. Each of the Company, Parent, IrishCo, CanCo 1, Amalco and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares, Qualifying Holdco shares or Options or any CSPP Participant, such amounts as the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of the Company Common Shares, Qualifying Holdco shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder or a CSPP Participant exceeds the cash component of the consideration otherwise payable to the holder or such CSPP Participant, the Company, Parent, IrishCo, CanCo 1, Amalco and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Parent, IrishCo, CanCo 1, Amalco or the Arrangement Exchange Agent shall notify the holder thereof or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder or such CSPP Participant any unapplied balance of the proceeds of such sale.

2.2 The Merger

(a) The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into Parent. At the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving company in the Merger (the “Surviving Company”). The Merger shall be conditioned only upon the consummation of the Arrangement.

(b) Merger Effective Time.

(i) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger; provided that the Merger shall become effective immediately following the effectiveness of the Arrangement, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(ii) At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(c) Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

(d) Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e) Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i) Conversion of Merger Sub Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Company, which shall constitute the only outstanding shares of capital stock of the Surviving Company and which shall be indirectly held by IrishCo.

(ii) Cancellation of Parent-Owned Stock. Each Parent Common Share that is owned by Parent as treasury stock and each Parent Common Share that is owned directly by Parent immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Parent Common Shares. Subject to Section 2.2(f), each Parent Common Share issued and outstanding immediately prior to the Merger Effective Time (other than shares to be cancelled or converted into shares of the Surviving Company in accordance with Section 2.2(c)(ii)) shall be converted into the right to receive one IrishCo Share, without interest (the “Merger Consideration”) from IrishCo or DE INC. All such Parent Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Parent Common Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Merger Effective Time the outstanding IrishCo Shares or Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of IrishCo Shares or Parent Common Shares, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Parent Common Shares the same economic effect as contemplated by this Agreement prior to such event. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.

(f) Exchange of Certificates.

(i) Exchange Agent. Prior to the Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, IrishCo shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article 2 through the Exchange Agent, (i) on behalf of DE INC., if not otherwise delivered by DE INC. itself, certificates representing the number of IrishCo Shares subscribed for by DE INC. pursuant to the terms of the Subscription Agreement and (ii) on behalf of itself, certificates representing the remainder of the IrishCo Shares to be issued as Merger Consideration (or, if uncertificated IrishCo Shares will be issued, IrishCo shall make appropriate alternative arrangements). All such IrishCo Shares deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(ii) Letter of Transmittal. As promptly as reasonably practicable after the Merger Effective Time (and in any event within four Business Days after the Merger Effective Time), IrishCo shall cause the Exchange Agent to mail to each holder of record of Parent Common Shares a form of letter of transmittal (the “Letter of

Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify, and shall be prepared prior to the Closing), together with instructions thereto.

(iii) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Parent Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of Parent Common Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Parent Common Shares have been converted pursuant to Section 2.2(e). In the event of a transfer of ownership of Parent Common Shares that is not registered in the transfer records of Parent, the Merger Consideration may be issued to a transferee if the Certificate representing such Parent Common Share (or, if such Parent Common Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2(f), each Parent Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Parent Common Shares are entitled to receive in respect of such shares pursuant to Section 2.2(e)(iii).

(iv) No Further Ownership Rights in Parent Common Stock. The IrishCo Shares issued and credited as fully paid in accordance with the terms of this Article 2 upon conversion of any Parent Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Parent Common Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Parent Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing Parent Common Shares (or Parent Common Shares held in book-entry form) are presented to IrishCo or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(v) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Parent Common Shares for one year after the Merger Effective Time shall be delivered to IrishCo or its designee, and any holder of Parent Common Shares who has not theretofore complied with this Article 2 shall thereafter look only to IrishCo for payment of its claim for Merger Consideration, without any interest thereon.

(vi) No Liability. None of Parent, Parent’s Subsidiaries, the Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(vii) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by IrishCo. Any interest and other income resulting from such investments shall be paid to, and be the property of, IrishCo. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of Parent to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, IrishCo shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(viii) Withholding Rights. Each of IrishCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Parent Common Share pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Parent Common Share in respect of which such deduction or withholding was made.

(ix) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by IrishCo, the posting by such Person of a bond, in such reasonable and customary amount as IrishCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Parent Share Awards.

(i) As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Parent Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions (including obtaining any required consents and making any required amendments to the Parent Share Plans) as may be required to effect and/or procure the following:

A. Each option to acquire Parent Common Shares granted under any Parent Share Plan (a “Parent Share Option”) that as of the Merger Effective Time is outstanding, shall cease to represent an option or other right to acquire Parent Common Shares and shall be converted on the same terms and conditions as were applicable under the Parent Share Option (but taking into account any changes thereto provided for in the applicable Parent Share Plan, in any applicable award agreement, in such option or deemed necessary to comply with applicable Laws) as of the Merger Effective Time into a stock option to acquire a number of IrishCo Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of Parent Common Shares subject to the Parent Share Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share applicable to such Parent Share Option immediately prior to the Merger Effective Time divided by (y) the Equity Exchange Ratio;

B. Each issued and outstanding Parent Common Share subject to vesting or other lapse restrictions pursuant to the Parent Share Plans immediately prior to the Merger Effective Time (a “Restricted Parent Share”) shall, as of the Merger Effective Time, cease to represent a right to acquire a Parent Common Share and shall be converted into the right to receive a IrishCo Share multiplied by the Equity Exchange Ratio, subject to the same terms and conditions (including vesting and other lapse restrictions (including vesting and payment in connection with the transaction contemplated herein)) as were applicable to the Restricted Parent Share in respect of which it was issued or deemed necessary to comply with applicable Laws; and

C. Each stock-based award, other than a Parent Share Option or Restricted Parent Share (“Other Parent Share-Based Awards” and together with Restricted Parent Shares, the “Parent Share Awards”), granted under any Parent Share Plan and outstanding immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, cease to represent an award based on Parent Common Shares and shall be converted into an award based on a number of IrishCo Shares equal to the number of Parent Common Shares covered by such Other Parent Share-Based Award multiplied by the Equity Exchange Ratio, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms (including vesting and payment in connection with the transaction contemplated herein)) as were applicable to such Other Parent Share-Based Award in respect of which it was issued but taking into account any changes thereto provided for in the applicable Parent Share Plan, in any applicable award agreement or deemed necessary to comply with applicable Laws (including, without limitation, appropriate adjustments to performance metrics, as applicable).

(h) Parent Employee Stock Purchase Program. As soon as practicable following the date of this Agreement, and in any event, prior to the Closing Date, the Parent Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions as may be required to effect the following: each option to acquire Parent Common Shares under the Parent Employee Stock Purchase Program (the “ESPP”) that is outstanding as of the Merger Effective Time (an “ESPP Option”) shall cease to represent an option to acquire Parent Common Shares and shall be converted on the same terms and conditions as were applicable under the ESPP as of the Merger Effective Time into an option to acquire a number of IrishCo Shares equal to the product of (i) the total number of Parent Common Shares subject to the ESPP Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio (rounded down to the nearest whole share), at an Option Price (as such term is defined in the ESPP) equal to the (i) Option Price immediately prior to the Merger Effective Time divided by (ii) the Equity Exchange Ratio (rounded up to the nearest whole cent).

(i) Treatment of Parent Share Plan and ESPP.

(i) It is the intent of the Parties hereto that the treatment of Parent Share Awards, Parent Share Options and ESPP Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(ii) IrishCo shall take all corporate action necessary to reserve for issuance a sufficient number of IrishCo Shares for delivery with respect to Parent Share Options, Parent Share Awards and ESPP Options assumed by it in accordance with Section 2.2(g) and Section 2.2(h). As of the Merger Effective Time, if requested by Parent prior to the Merger Effective Time, IrishCo shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the IrishCo Shares subject to such Parent equity awards and ESPP Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent equity awards and ESPP Options remain outstanding. IrishCo and Parent shall take all such steps as may be required to cause the transactions contemplated by Section 2.2(g) and Section 2.2(h) and any other dispositions of equity securities of Parent (including derivative securities) or acquisitions of IrishCo equity securities (including derivative securities) in connection with this Agreement by each individual who is or will be subject to the reporting requirements under Section 16(a) of the 1934 Exchange Act to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

(iii) As of the Merger Effective Time, IrishCo will assume Parent Share Plans, the ESPP and any other equity plans that have been approved by the board of directors and stockholders of Parent prior to the Merger Effective Time. As of the Merger Effective Time, IrishCo will be able to grant stock awards and options to purchase IrishCo Shares under the ESPP, to the extent permissible by applicable Laws,

NASDAQ regulations and TSX regulations, under the terms of the Parent Share Plans and the ESPP and issue the reserved but unissued shares of Parent Common Shares (including shares subject to the unexercised or unissued portions of any Parent Share Option, Parent Share Award or ESPP Option that expire, terminate or are canceled and shares subject to any Parent Share Option, Parent Share Award or ESPP Option that are reacquired pursuant to the terms of the agreements under which such shares were issued that return to the Parent Share Plans or the ESPP pursuant to their terms), except that (i) shares of Parent Common Shares covered by such awards will be IrishCo Shares and (ii) all references to a number of Parent Common Shares will be (A) changed to reference IrishCo Shares and (B) converted to a number of IrishCo Shares equal to the number of shares of Parent Common Shares multiplied by the Equity Exchange Ratio, rounded down to the nearest whole number of IrishCo Shares. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time, the board of directors of IrishCo (or, if appropriate, any committee administering Parent Share Plans) and IrishCo shall adopt such resolutions and take such other actions as may be reasonably required to assume the Parent Share Plans and the ESPP or to adopt share plans having terms substantially identical to the Parent Share Plans and the ESPP and covering the awards of IrishCo Shares resulting from Section 2.2(g) and options to purchase IrishCo Shares under the ESPP, subject to any adjustments that may be required by applicable Laws or by virtue of the fact that IrishCo will be an Irish public limited company.

2.3 The Closing

(a) The Closing Date. The closing (the “Closing”) of the Arrangement and the Merger shall take place at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin, Ireland at 10 a.m., Dublin time, on a date to be specified by the Company and Parent, which shall be no later than the first Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.4 Preparation of Joint Proxy Statement/Circular and Form S-4.

(a) As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A) the Circular, which shall also constitute the proxy statement relating to the matters to be submitted to the Company Shareholders at the Company Meeting, together with any other documents required by the CBCA or applicable Laws in connection with the Company Meeting and (B) the proxy statement relating to the matters to be submitted to the Parent Shareholders at the Parent Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement/Circular”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement/Circular will form a part) with respect to the issuance of IrishCo Shares in respect of the Arrangement and Merger (the “Form S-4”).

(b) Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Circular, Form S-4 and other documents related to the Company Meeting or the Parent Shareholders Meeting, as applicable, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Company Shareholders or the Parent Shareholders, as applicable. Each Party will include in the Joint Proxy Statement/Circular, Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel, provided, however, that all information relating to the Parent Parties included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to the Company, acting reasonably.

(c) Each of the Parties shall use all commercially reasonable efforts to have the Joint Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority) and the Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority), to keep the Form S-4 effective as long as is necessary to consummate the Arrangement and the Merger. As promptly as practicable after such clearance, the Company and Parent shall, unless otherwise agreed to by the Parties, cause the Joint Proxy Statement/Circular and other documentation required in connection with the Company Meeting and the Parent Shareholders Meeting to be sent contemporaneously to (x) in the case of the Company, each holder of Company Common Shares and each Optionholder and filed as required by the Interim Order and applicable Laws and (y) in the case of Parent, each holder of Parent Common Shares, as required by applicable Laws. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Circular or the Form S-4 received from the SEC.

(d) Each Party shall use its commercially reasonable efforts to ensure that the Joint Proxy Statement/Circular complies in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC.

(e) Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws in connection with the Arrangement or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the IrishCo Shares issuable in connection with the Arrangement and the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Joint Proxy Statement/Circular or the Form S-4.

(f) If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Company Shareholders and the Parent Shareholders.

(g) The Joint Proxy Statement/Circular shall include:

(i) unless the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement, the Company Recommendation, the Company Fairness Opinion, the rationale for the Company Recommendation and a statement that, to the knowledge of the Company, each director and executive officer of the Company intends to vote all Company Common Shares held by him or her in favour of the Arrangement Resolution at the Company Meeting; and

(ii) unless Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement, the Parent Recommendation, the fairness opinion of the financial advisor to Parent, the rationale for the Parent Recommendation and a statement that, to the knowledge of Parent, each director and executive officer of Parent intends to vote all Parent Common Shares held by him or her in favour of the adoption of this Agreement at the Parent Shareholders Meeting.

(h) Notwithstanding Sections 2.4(a) to 2.4(g), each of the Parent and the Company may, with the written consent of the other party, acting reasonably, prepare and submit separate circulars and proxy statements in respect of the Company Meeting and the Parent Shareholders Meeting, as applicable, and, in such event, the rights of the respective parties to review and comment on the other party’s circular or proxy statement, as applicable, shall apply accordingly.

2.5 Shareholder Meetings.

(a) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Parent Shareholders (the “Parent Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of this Agreement by the holders of Parent Common Shares as required by the DGCL (the “Parent Shareholder Approval”).

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Meeting in accordance with the Interim Order, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Company Shareholder Approval.

(c) Subject to the terms of this Agreement, unless Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement, Parent shall use its commercially reasonable efforts to solicit from the Parent Shareholders proxies in favour of the approval of the adoption of this Agreement and the Merger and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the adoption of this Agreement by the Parent Shareholders including, using the services of investment dealers and proxy solicitation agents, and cooperating with any Persons engaged by the Company, to solicit proxies in favour of the approval of the Merger and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the Merger by the Parent Shareholders and permit the Company to assist, and consult with the Company and keep the Company apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the Parent Shareholders at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(d) Subject to the terms of this Agreement (including Section 6.2), the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution including, if reasonably requested by Parent, using the services of investment dealers and proxy solicitation agents, and cooperating with any Persons engaged by Parent, to solicit proxies in favour of the approval of the Arrangement Resolution and take all other actions reasonably requested by Parent that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Shareholders and permit Parent to assist, and consult with Parent and keep Parent apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for the purpose of obtaining the Company Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(e) Unless there has been a Company Change of Recommendation in accordance with Section 6.2, neither the Company Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Recommendation.

(f) Unless there has been a Parent Change of Recommendation, neither the Parent Board nor any committee thereof shall withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Parent Recommendation.

(g) Parent shall, prior to the Parent Shareholders Meeting, keep the Company reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Parent Shareholders Meeting, and in any event shall provide such number promptly upon the request of the Company or its Representatives.

(h) The Company shall, prior to the Company Meeting, keep Parent reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Meeting, and in any event shall provide such number promptly upon the request of Parent or its Representatives.

(i) Subject to the terms of this Agreement, the Parties shall each use their respective commercially reasonable efforts to ensure that the Parent Shareholders Meeting will occur no more than two Business Days following the Company Meeting. Each of the Company and Parent shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Meeting or Parent Shareholders Meeting, as applicable, without the other Party’s prior written consent, in each case; provided, that:

(i) Parent shall be permitted to adjourn, delay or postpone convening the Parent Shareholders Meeting if in the good faith judgment of the Parent Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Parent Shareholders Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4; and

(ii) the Company shall be permitted to adjourn, delay or postpone convening the Company Meeting if in the good faith judgment of the Company Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Company Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4.

2.6 Holdco Alternative

(a) CanCo 1 will permit any Person (a “Qualifying Holdco Shareholder”) that is a registered owner of Company Common Shares before the 10th Business Day prior to the Effective Time and is not a non-resident of Canada within the meaning of the Tax Act, to elect in respect of such Company Common Shares, by notice in writing provided to CanCo 1 and Parent not later than 5:00 p.m. on the 10th Business Day prior to the Effective Date (the “Holdco Election Date”), to sell to CanCo 1 all of the issued shares of a corporation (a “Qualifying Holdco”), which shall not be comprised of more than one class of shares, that meets the conditions described below (collectively, the “Holdco Alternative”):

(i) such Qualifying Holdco was incorporated under the laws of Canada not earlier than the date of this Agreement, unless written consent is obtained from Parent;

(ii) such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees, has not held or does not hold any assets other than Company Common Shares and a nominal amount of cash, has never entered into any transaction other than those relating to and necessary for the ownership of Company Common Shares or, with Parent’s prior written consent, such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(iii) at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatever (except to IrishCo, CanCo 1 or the Company under the terms of the Holdco Alternative);

(iv) at the Effective Time, such Qualifying Holdco will not have unpaid declared dividends and, prior to the Effective Time, such Qualifying Holdco shall not have paid any dividends or other distributions, other than an increase in stated capital, a share/stock dividend, a cash dividend financed with a daylight loan or a dividend paid through the issuance of a promissory note with a determined principal amount and any such promissory note issued in relation to the payment of any such dividend shall no longer be outstanding at the Effective Time;

(v) such Qualifying Holdco shall have no shares outstanding other than the shares being transferred to CanCo 1 by the Qualifying Holdco Shareholder, who shall be the sole beneficial owner of such shares free and clear of all encumbrances, and no other Person shall have any option, warrant or other right to acquire any securities of such Qualifying Holdco;

(vi) at all times such Qualifying Holdco shall be a resident of Canada for the purposes of the Tax Act and shall not be a resident of, and shall have no taxable presence in, any other country;

(vii) such Qualifying Holdco shall have not more than three directors and three officers;

(viii) the Qualifying Holdco Shareholder shall at its cost and in a timely manner prepare and file all income Returns of such Qualifying Holdco in respect of the taxation year of such Qualifying Holdco ending immediately prior to the acquisition of such Qualifying Holdco by CanCo 1, subject to IrishCo’s right to approve all such Returns as to form and substance, such approval not to be unreasonably withheld or delayed;

(ix) the Qualifying Holdco Shareholder shall indemnify the Company and CanCo 1, and any successor thereof, for any and all liabilities of the Qualifying Holdco existing at or before the Effective Time in a form satisfactory to Parent acting reasonably;

(x) each Qualifying Holdco Shareholder will be required to enter into a share purchase agreement and other ancillary documentation (collectively, the “Holdco Agreements”) with CanCo 1 containing representations and warranties and covenants acceptable to Parent, acting reasonably;

(xi) the Qualifying Holdco Shareholder will provide the Company, Parent and CanCo 1 with copies of all documents necessary to effect the transactions contemplated herein on or before the 10th Business Day preceding the Effective Date, the completion of which will comply with applicable Laws (including Canadian Securities Laws) at or prior to the Effective Time;

(xii) the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement;

(xiii) access to the books and records of such Qualifying Holdco shall have been provided on or before the 10th Business Day prior to the Effective Date and Parent and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco; and

(xiv) the Qualifying Holdco Shareholder will be required to pay all reasonable out-of-pocket expenses incurred by Parent, CanCo 1 and the Company in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by Parent, CanCo 1 or the Company and the computation of the Company’s safe income.

(b) Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make full disclosure to Parent and CanCo 1 of all transactions involved in such Holdco Alternative. In the event that the terms and conditions of or the transactions involved in such Holdco Alternative are not satisfactory to Parent, acting reasonably, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(c) Each Qualifying Holdco Shareholder that has elected the Holdco Alternative will be required to enter into the Holdco Agreements providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco in a form consistent with the foregoing. Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into the Holdco Agreements will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

(d) Upon request by a Qualifying Holdco Shareholder, Parent may in its sole discretion agree to waive any of the requirements described in this Section 2.6.

(e) Notwithstanding the foregoing provisions of this Section 2.6 and Section 9.9, Parent may, in its sole discretion and upon providing written notice to the other Parties, amend the structure of the Holdco Alternative and the provisions of this Section 2.6, including to permit the Holdco Alternative to be effected as a “tuck under” transaction, so long as any such amendments do not and will not have an adverse impact on any Person wishing to elect the Holdco Alternative. In addition, Parent may, in its sole discretion and upon providing written notice to the other Parties, amend the Plan of Arrangement pursuant to Section 5.1(e) of the Plan of Arrangement to give effect to any such amendments to the Holdco Alternative and this Section 2.6 so long as any such amendments to the Plan of Arrangement do not and will not have an adverse impact on any Person wishing to elect the Holdco Alternative.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company

For purposes of this Section 3.1, all representations and warranties and disclosures made in the Company Disclosure Letter as they relate to Litha are made to the knowledge of the Company. Except as disclosed in the Company Disclosure Letter or the Company Public Disclosure Record, or, with respect to Litha, on the Litha Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), the Company represents and warrants to and in favour of CanCo 1 and Parent as follows and acknowledges that CanCo 1 and Parent are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. The Company is a corporation and has been duly continued and validly exists and is in good standing under the CBCA and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. The Company and each of the Company’s Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has provided to Parent true, complete and correct copies of the constating documents of each of the Company and the Company’s Subsidiaries, in each case as amended. The Company has provided to Parent true, complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company Shareholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2010 and of the shareholder, board of directors and each committee of the board of directors of each of the wholly-owned Subsidiaries held since January 1, 2010.

(b) Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement and the Required Regulatory Approvals) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement, the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by the Company or any of the Company’s Subsidiaries for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals; and

(v) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement and the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to the Company or any of the Company’s Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constating documents of the Company or any of the Company’s Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Company Material Contract or material Permit to which it or any of the Company’s Subsidiaries is a party or by which it or any of the Company’s Subsidiaries is bound or to which any of its or any of the Company’s Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by the Company or any of the Company’s Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e) Authorized Capital and Options. The authorized capital of the Company consists of 100,000,000 Company Common Shares and no preferred shares. As at the date of this Agreement, there are (i) 20,709,838 Company Common Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and no preferred shares outstanding, (ii) 1,326,528 Options outstanding under the Stock Option Plan providing for the issuance of 1,326,528 Company Common Shares upon the exercise thereof and (iii) 95,891 Company Common Shares reserved for issuance pursuant to the Company Share Purchase Plan under which approximately 1,400 Company Common Shares are to be purchased with outstanding payroll contributions assuming a purchase date of December 15, 2013 and a per share purchase price equal to $77. None of such Company Common Shares or Options is owned by the Company or any Subsidiary of the Company. There is no outstanding contractual obligation of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares. Except for the Options and options to purchase Company Common Shares pursuant to the Company Share Purchase Plan, the Company has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Company Common Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Company Common Shares or other security of the Company. Except for the Options and options to purchase Company Common Shares pursuant to the Company Share Purchase Plan, neither the Company nor any of the Company’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Company Common Share price, income or any other attribute of or related to the Company or any of its Subsidiaries. The Company Common Shares are listed on the TSX and, except for such listings, no securities of the Company or any of the Company’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of the Company’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Common Shares on any matter. Section 3.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, the names of the holders of Options, whether each such holder is a current director of the Company or current employee of the Company or any of its Subsidiaries and the grant date and the exercise price for such Options. A true, correct and complete copy of the Stock Option Plan has been provided to Parent.

(f) Company Subsidiaries. Section 3.1(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each of the Company’s Subsidiaries, its status and its jurisdiction and form of organization. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company’s Subsidiaries held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens), and there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Company’s Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither the Company nor any of the Company’s Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of the Company, which interest or investment is material to the Company and the Company’s Subsidiaries, taken as a whole.

(g) Reporting Issuer Status and Securities Laws Matters. The Company is a “reporting issuer” within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws. Trading in the Company Common Shares on the TSX is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Canadian Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken. Except as set forth above in this Section 3.1(g), neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws. All documents and information filed by or on behalf of the Company on SEDAR since January 1, 2011, as at the respective dates they were filed, were in compliance in all material respects with applicable Canadian Securities Laws and, where applicable, the rules and policies of the TSX and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2011, the Company has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Canadian Securities Laws and the rules and policies of the TSX. No Subsidiary of the Company is required under Canadian Securities Laws or the rules and policies of the TSX to file any form, statements and documents, including financial statements and management’s discussion and analysis. The Company has not filed any confidential material change report that at the date hereof remains confidential.

(h) Financial Statements. The Company Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Company Interim Financial Statements are subject to normal period-end adjustments which are not material and may omit notes which are not material and are not required by applicable Canadian Securities Laws or IFRS. The Company Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Company’s Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company’s Subsidiaries on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments which are not material and are consistent with past practice). There are no outstanding loans made by the Company or any of the Company’s Subsidiaries to any director or officer of the Company.

(i) Internal Controls; Disclosure Controls.

(i) Disclosure Controls. The Company has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer by others within the Company and the Company’s Subsidiaries, particularly during the period in which the annual or interim filings are being prepared.

(ii) Internal Controls. The Company has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of the Company, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. To the knowledge of the Company, prior to the date of this Agreement: (i) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Company. The Company has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of the Company regarding questionable accounting or auditing matters.

(j) No Undisclosed Liabilities. The Company and the Company’s Subsidiaries have no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2012 (other than those specifically disclosed in the Company Public Disclosure Record and the Litha Public Disclosure Record) that would not be material and adverse to the Company and its Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred as expressly permitted or specifically contemplated by or in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with IFRS for contingent liabilities relating to pending litigation and other contingent obligations of the Company and the Company’s Subsidiaries.

(k) Absence of Certain Changes. (i) From December 31, 2012 to the date of this Agreement, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) since June 30, 2013, the Company and each of the Company’s Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(l) Compliance with Laws. Since January 1, 2011, the business of the Company and of each of the Company’s Subsidiaries has been and is currently being conducted in material compliance in with all applicable Laws, Orders and Regulatory Guidelines, and none of the Company or any of the Company’s Subsidiaries has received any notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure to be compliant would not, and could not reasonably be expected to, be material and adverse to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, all issued and outstanding Company Common Shares have been issued in compliance, in all material respects, with all applicable Canadian Securities Laws.

(m) Permits. Each of the Company and the Company’s Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted and each material Permit is valid, subsisting and in full force and effect. The business of the Company and the Company’s Subsidiaries are not being conducted in violation of, and there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of, any such Permit. The transactions contemplated hereby will not adversely affect any such Permit or the availability of any such Permit for the Company or any of its Subsidiaries. Since January 1, 2010, the Company and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, and paid any fees with respect thereto, that each was required to file with any Governmental Authority, including state or provincial health and insurance Regulatory Authorities and any applicable Regulatory Authorities, except where the failure to file such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, or pay the fees associated therewith, on a timely basis would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents complied with applicable Law and Regulatory Guidelines.

(n) Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding (collectively, “Proceedings”) against or involving the Company or any of the Company’s Subsidiaries (whether in progress, pending or, to the knowledge of the Company, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by the Company or any of the Company’s Subsidiaries in excess of $500,000 or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of the Company, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding, including any Proceedings relating to any product manufactured, shipped, sold or delivered by or on behalf of the Company and the Company’s Subsidiaries relating to or resulting from an alleged defect in materials or manufacture of any such product or any alleged failure to warn, or any alleged breach of implied warranties or representations of any such product. Neither the Company nor any of the Company’s Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of the Company’s Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date hereof or that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(o) Real Property. The Company or one of the Company’s Subsidiaries holds (A) good, valid and marketable beneficial and legal title to all real property (“Company Owned Real Property”) identified in Section 3.1(o) of the Company Disclosure Letter as being owned by the Company or the relevant Subsidiary of the Company (which real property constitutes all of the real property owned as of the date hereof by the Company and the Company’s Subsidiaries that relates to the Company Material Properties or is material to the Company) and (B) all registered encumbrances, material Permits and licenses necessary to permit the Company and each of the Company’s wholly-owned Subsidiaries to carry out the operation of their respective businesses. There is no pending or, to the knowledge of the Company, threatened condemnation or expropriation Proceedings with respect to any Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein). There are no Liens other than Permitted Liens registered against any Company Owned Real Property and, except for Permitted Liens, there are no statutory rights of way, easements, covenants or restrictive covenants relating to any Company Owned Real Property (or any portion thereof or interest therein). There is no contract or agreement to which the Company or any of the Company’s Subsidiaries is a party, affecting any of the Company Owned Real Property, except those which (i) are terminable on not more than sixty days’ notice without premium or penalty or (ii) require payment of less than $5,000 per month per location but will expire, or be able to be terminated without penalty, in either case within one year of the Effective Date. The properties identified in Section 3.1(o) of the Company Disclosure Letter as Company Material Properties are the only properties, whether owned or leased by the Company or any of the Company’s Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole.

(p) Leased Property. With respect to the real property identified as being leased or subleased by the Company or any of the Company’s Subsidiaries in Section 3.1(p) of the Company Disclosure Letter (which real property constitutes all of the real property leased or subleased as of the date hereof by the Company or any of the Company’s wholly-owned Subsidiaries for leases having an outstanding term of 12 months or more), (i) each lease or sublease for such property (each, a “Lease”), true, correct and complete copies of which (including any amendments thereto) are contained in the Company Data Room, is a valid leasehold, sublease interest or comparable right, and constitutes a legal, valid and binding obligation of the Company or such Subsidiary of the Company, as the case may be, enforceable against the Company or such Subsidiary of the Company, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement, (ii) neither the Company nor any of the Company’s Subsidiaries, as the case may be, is in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease, (iii) to the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein, (iv) to the knowledge of the Company, no counterparty to any Lease is in material default thereunder, and (v) no consent by the landlord under any Lease is required in connection with the consummation of the transaction contemplated herein except for those identified in Section 3.1(p) of the Company Disclosure Letter.

(q) Assets. The Company and the Company’s Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of the Company and the Company’s Subsidiaries as presently conducted and there are no Liens on any such assets or properties that could, individually or in the aggregate, materially and adversely impact the normal use and operation thereof in the ordinary course of business of the Company and the Company’s Subsidiaries.

(r) Taxes.

(i) The Company and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. All Returns contained in the Company Data Room are true, complete and correct copies of such Returns.

(ii) The Company and each of its Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with IFRS in the Company Interim Financial Statements; (B) duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii) Except as provided in the Company Interim Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Company, threatened with respect to Taxes or Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv) The charges, accruals, and reserves for Taxes reflected on the Company Interim Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under IFRS to cover Taxes with respect to the Company and each of its Subsidiaries accruing through the date hereof.

(v) There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vii) There are no Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(viii) Neither the Company nor any of its Subsidiaries has acquired property from a non-arm’s length Person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(ix) The Company is a taxable Canadian corporation as defined in the Tax Act. Each Subsidiary of the Company is resident in the jurisdiction of its formation and is not resident in any other country. Section 3.1(r) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company or any of its Subsidiaries has filed, or is required to file, a Return. Neither the Company nor any of its Subsidiaries is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(x) Neither the Company nor any of its Subsidiaries has received, or been deemed to receive, a dividend in circumstances in which, but for the application of paragraph 55(3)(b) of the Tax Act, all or any portion of such dividend would be deemed by subsection 55(2) of the Tax Act not to be a dividend received by the Company or Subsidiary, where such dividend was received or deemed to have been received (A) in contemplation of this Agreement, the Plan of Arrangement or any transactions contemplated by this Agreement or the Plan of Arrangement or (B) since December 31, 2011.

(xi) Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any other Person. Neither the Company nor any of its Subsidiaries has acquired property from any Person in circumstances where the Company or

Subsidiary did or could become liable for any Taxes of such Person. Neither the Company nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person.

(xii) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(xiii) No facts, circumstances, or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company or any of its Subsidiaries.

(xiv) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Tax year commencing after 2005 and ending on or before the Closing Date.

(s) Contracts. Except as set forth in Section 3.1(s) of the Company Disclosure Letter:

(i) none of the Company or any of the Company’s Subsidiaries is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Company Material Contract”):

A. any Contract, or license related to a Product, regarding the distribution, supply or license of a Product or Product Candidate which generated net sales in excess of $5,000,000 for the Company and any of its Subsidiaries for the financial year ended December 31, 2012;

B. any Contract under which the Company or any of the Company’s Subsidiaries is obliged to make payments on an annual basis in excess of $5,000,000 in the aggregate and that is (i) not terminable by the Company or any of the Company’s Subsidiaries on less than six months’ notice or (ii) requires consent of or notice to a third party in the event of or with respect to the Arrangement or the Merger, including in order to avoid termination or loss of benefit under any such Contract;

C. any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture;

D. any Contract (other than between the Company and any of its Subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $5,000,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company’s Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any Person (other than the Company or any of its Subsidiaries) in excess of $5,000,000 or any Contract restricting the incurrence of indebtedness by the Company or any of the Company’s Subsidiaries in any material respect or the incurrence of Liens on any properties or securities of the Company or any of the Company’s Subsidiaries in any material respect or restricting the payment of dividends or other distributions in any material respect;

E. any promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments (other than between the Company and any of its Subsidiaries or among any of its Subsidiaries) providing for the lending of money, whether as lender or guarantor, in amounts greater than $5,000,000;

F. any Contract which generated net sales in excess of $5,000,000 for the Company and any of its Subsidiaries for the financial year ended December 31, 2012 that (i) purports, now or after the Closing, to limit or restrict in any respect the ability of the Company or any of the Company’s Subsidiaries or any of their respective successors to (x) engage in any type of activity or business or (y) compete with any Person or operate in any location or (ii) grants to any Person “most favored nations” status or similar rights;

G. any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $5,000,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $5,000,000;

H. any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares (or other equity interests) of another Person for aggregate consideration (including the assumption of any debt or liabilities) in excess of $5,000,000, in each case other than in the ordinary course of business;

I. any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract of the Company’s Subsidiaries;

J. any standstill or similar Contract currently restricting the ability of the Company or any of the Company’s Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

K. any Contract which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

L. any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or “immediate family member” (as those terms are defined in Canadian Securities Laws) of any such director or officer;

M. any Contract with Joddes Limited or its Subsidiaries;

N. all Contracts other than those relating to the distribution, supply or license of a Product or Product Candidate (except as otherwise disclosed under Section 3.1(s)(i) of the Company Disclosure Letter) pursuant to which the Company or any of its Subsidiaries (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $50,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any material Intellectual Property or (iii) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, including any such license agreements, coexistence agreements, and covenants not to sue;

O. any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity;

P. collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association; or

Q. any Contract providing for the Company or any of its Subsidiaries to assume or guarantee any liability, contingent or otherwise, under or in relation to any Environmental Law.

True, correct and complete copies of each Company Material Contract have been included in the Company Data Room or otherwise provided to Parent.

(ii) Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, the Company’s Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under, or has committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Company Material Contract, in each case, in any material respect, and none of the Company or any of its Subsidiaries has received or given any notice of default under any Company Material Contract which remains uncured. To the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Company Material Contract or the inability of a party to any Company Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Person is challenging in writing the validity or enforceability of any Company Material Contract.

(iii) To the knowledge of the Company, except as set forth in Section 3.1(s)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of the Company’s Subsidiaries is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of the Company’s Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of the Company’s Subsidiaries. No shareholder of the Company has any right to compel the Company to register or otherwise qualify the shares or any other equity interests of the Company for public sale or distribution.

(iv) To the knowledge of the Company, except as set forth in Section 3.1(s)(iv) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Company Material Contract.

(t) Employment Agreements and Collective Agreements. Except as set forth in Section 3.1(t) of the Company Disclosure Letter, none of the Company or any of the Company’s Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or former director, officer or employee of the Company or any of the Company’s wholly-owned Subsidiaries (each, an “Employment Agreement”) in excess of $250,000;

(ii) any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of the Company, threatened application for certification, recognition or bargaining rights in respect of the Company or any of the Company’s Subsidiaries, or any Proceeding seeking to compel the Company or any of the Company’s Subsidiaries to bargain with any labour organization as to wages or conditions of employment;

(iii) any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company or any of the Company’s Subsidiaries; or

(iv) any actual or, to the knowledge of the Company, threatened grievance, claim or other Proceeding arising out of or in connection with any labour matter or employment by the Company or any of the Company’s Subsidiaries or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(t) are contained in the Company Data Room. The Company and each of the Company’s Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment. The Company has complied in all respects with its payment obligations to all employees of the Company and the Company’s Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any Order or statute or other Law. There is no proceeding, action, suit or claim relating to any labour or employment matter pending or threatened involving any of the Company or the Company’s Subsidiaries.

(u) Regulatory Matters

(i) The businesses of each of the Company and the Company’s Subsidiaries are being conducted in compliance with all healthcare regulatory Laws, including, to the extent applicable (a) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq., as amended, including the rules and regulations promulgated thereunder (“FDCA”); (b) the Public Health Service Act of 1944, as amended and the regulations of the FDA promulgated thereunder (the “PHSA”); (c) Canada’s Food and Drugs Act and the regulations of Health Canada promulgated thereunder (“CFDA”); (d) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (e) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder (collectively, “HIPAA”), and any comparable state, provincial or local Laws; (f) the Canadian Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (“PMPRB”); (g) state or provincial licensing, disclosure and reporting requirements; (h) and any comparable Laws or Regulatory Guidelines for any of the foregoing promulgated by any other Regulatory Authority.

(ii) Each of the Company and the Company’s subsidiaries holds all Regulatory Authorizations, necessary for the lawful operating of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such Regulatory Authorizations are valid and in full force and effect. Since January 1, 2010, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of the Company’s Subsidiaries are in compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii) All pre-clinical and clinical investigations conducted or sponsored by the Company or any of the Company Subsidiaries are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (a) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (b) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (c) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (d) federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information. Neither the Company nor its

Subsidiaries have received any written notices, correspondence or other communication from the FDA, Health Canada, or any other Regulatory Authority since January 1, 2010 requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or material modification of any clinical trials conducted or sponsored by the Company or the Company’s Subsidiaries.

(iv) All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of the Company, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v) Neither the Company nor any of the Company Subsidiaries has received any written information from the FDA, Health Canada, or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada, or such other Regulatory Authority.

(vi) Neither the Company nor any of the Company Subsidiaries (i) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (ii) has been the subject of any material Regulatory Authority or medical reimbursement investigation.

(vii) Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(viii) As to each product or product candidate subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of the Company Subsidiaries (each a “Product” or “Product Candidate”), each such Product or Product Candidate is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. To the Company’s knowledge, no employee of the Company or a Company Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of the Products or Product Candidates has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(ix) Other than as set forth in Section 3.1(u)(ix) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has, since January 1, 2010 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, Health Canada, or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of the Company, threatened (a) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any Product or Product Candidate (b) contesting the compliance with Law or Regulatory Guidelines of any facility where a Product or Product Candidate is developed, tested, manufactured, handled, or stored or (c) otherwise alleging any violation applicable to any Product or Product Candidate of any Law or Regulatory Guidelines by the Company or the Company’s Subsidiaries.

(x) The Company and the Company’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product Candidate. The Company and the Company Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither the Company nor any of the Company’s Subsidiaries has received any written notice that the FDA, Health Canada, or any other Regulatory Authority has commenced, or threatened to initiate, any action to cause (a) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company or the Company’s Subsidiaries, (b) a change in the marketing classification or a material change in the labeling of any such Products, or (c) a termination, suspension, or injunction of the manufacture, marketing, or distribution of such Products.

(xi) The Company nor any of its Subsidiaries has any liability arising out of or, to the Company’s knowledge, alleged to arise out of, any actual or alleged injury to individuals or property as a result of the ownership, possession or use of any Product or Product Candidate. The Company and the Company’s Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(xii) No data generated by the Company or any of the Company’s Subsidiaries with respect to the Products or Product Candidates that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or, to the knowledge of the Company, threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

(v) Pension and Employee Benefits.

(i) Section 3.1(v) of the Company Disclosure Letter sets forth a true, complete and correct list of each employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any Option, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or Employment Agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a “Company Plan”).

(ii) With respect to each Company Plan, the Company has made available to Parent a true and complete copy of each Company Plan, including any amendments thereto and all material supporting documents, and a true and complete copy of the following items (in each case, only if applicable): (a) each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, and (c) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii) Each Company Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law. To the knowledge of the Company, no event has occurred respecting any Company Plan which would result in the revocation of the registration of such Company Plan or entitle any person (without the consent of the Company) to wind up or terminate any Company Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Company Plan. There are no pending, or to the knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, as applicable, or otherwise involving any such Company Plan (other than routine claims for benefits).

(iv) No Company Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(v) Other than as set forth in Section 3.1(v) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or officer.

(vi) There are no unfunded liabilities in respect of any Company Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(w) Intellectual Property.

(i) Section 3.1(w)(i) of the Company Disclosure Letter sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) material Software, in each case which is owned or exclusively licensed by the Company and its Subsidiaries in any jurisdiction in the world. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of each item of Intellectual Property set forth in Section 3.1(w)(i) of the Company Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries, all such Intellectual Property is subsisting, valid, and enforceable.

(ii) All of the registered Intellectual Property is sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(iii) There are no Orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(iv) Except as disclosed in Section 3.1(w)(iv) of the Company Disclosure Letter:

(1) The Company or one of its Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property (a) related to the Product set forth in Section 3.1(w)(iv)(1) of the Company Disclosure Letter and (b) used or held for use in, or necessary to conduct, the business and operations of the Company and its Subsidiaries as presently conducted;

(2) To the knowledge of the Company, there is no valid basis for a claim of infringement, misappropriation or other violation of Intellectual Property rights against the Company or any of its Subsidiaries;

(3) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned, used or held for use by the Company and its Subsidiaries;

(4) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as presently conducted, and, except as disclosed in Section 3.1(w)(iv)(4) of the Company Disclosure Letter, no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person, in the past six (6) years;

(5) There has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any Intellectual Property applications or registrations owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such a claim. Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Intellectual Property owned by the Company or its Subsidiaries or to commence, defend, or otherwise control any claim with respect to such Intellectual Property;

(6) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets. To the knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company or its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information;

(7) To the knowledge of the Company, no patent applications owned by the Company or its Subsidiaries stand under final rejection before the United States Patent and Trademark Office or have been issued a Final Action by the Canadian Intellectual Property Office or any equivalent foreign governmental entity; the Company and each of its Subsidiaries has taken all commercially reasonable measures to obtain patent rights worldwide with respect to all material inventions owned or controlled by the Company and its Subsidiaries, and has not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any jurisdiction, such as by failing to meet any filing deadline, fee submission or otherwise; there is no reason for the scope of any issued claims under any patents owned by the Company or any of its Subsidiaries to be less than the scope reflected as of the date hereof in such patents or for the scope of any issued claims under any patent applications owned by the Company or any of its Subsidiaries to be materially less than the scope reflected as of the date hereof in such patent applications;

(8) No current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use (including for defensive purposes) by the Company and its Subsidiaries in the conduct of their respective businesses as presently conducted;

(9) Neither the Company nor any of its Subsidiaries is now or has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property;

(10) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of the business of the Company and its Subsidiaries as currently conducted;

(v) Neither the Company nor any of its Subsidiaries has entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or litigation that (A) restricts the Company or any of its Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property.

(vi) The Company and its Subsidiaries have at all times complied with all applicable Laws and Orders, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries. No claims have been asserted or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, Order or procedure related to privacy, data protection, or the collection, use and disclosure of personal information collected, used, disclosed or held for use by or on behalf of the Company or its Subsidiaries in the conduct of the their respective businesses as presently conducted. The Company and its Subsidiaries take commercially reasonable measures, in accordance with Law, to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(vii) The Company and its Subsidiaries have complied in all material respects with all Laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property, including, without limitation, all prior art disclosure requirements.

(viii) The Company and its Subsidiaries have paid all fees and annuities on and made all required filings relating to the Intellectual Property rights and the Intellectual Property rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ix) The Company has taken commercially reasonable efforts to make appropriate submissions of Intellectual Property to the FDA’s “Orange Book”, the Health Canada Patent Register and all equivalent documents or registries maintained by the EMEA or any other Regulatory Authority for jurisdictions in which the Company and its Subsidiaries sell, market or authorize the sale or marketing of any products.

(x) No funding, facilities or personnel of any governmental body, university, college, other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any of its Subsidiaries.

(xi) Neither the Company nor any of its Subsidiaries intends to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by the Company or such Subsidiary, as appropriate.

(xii) Except as disclosed in Section 3.1(w)(xii) of the Company Disclosure Letter, all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(xiii) During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s and its Subsidiaries’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk. With respect to the Software used or held for use in the businesses of the Company and its Subsidiaries as presently conducted, to the knowledge of the Company, (i) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (ii) the Company and its Subsidiaries have not delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries, and (iii) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(x) Environment. Except as disclosed in Section 3.1(x) of the Company Disclosure Letter:

(i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Laws relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, exportation, use, distribution and disposal of any materials, chemicals, equipment and substances into, from or within Canada, including but not limited to, the Canadian Environmental Protection Act, 1999 and the regulations issued thereunder;

(ii) there has not occurred any Release of any Hazardous Substances on, at, in, under or from any of the real properties currently or previously owned, leased or used by the Company and its Subsidiaries and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in material costs or liabilities under any Environmental Law;

(iii) none of the real properties currently or previously owned, leased or used by the Company or its Subsidiaries has been used by the Company to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, and, to the knowledge of the Company, all Hazardous Substances handled, recycled, disposed of, treated or stored off site by, for or from any Company or Subsidiary operations or properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from any Company or Subsidiary properties;

(iv) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, arising out of, under or with respect to any Environmental Laws;

(v) no Liens in favor of any Governmental Authority or other Person arising under applicable Environmental Laws exist, are pending or, to the knowledge of the Company, threatened, affecting, directly or indirectly, the Company or any of its Subsidiaries or any real or personal property of the Company or any of its Subsidiaries;

(vi) the Company Data Room contains all environmental assessments, audits, reports, results of investigations, findings, data, and other documents or information in the possession of or reasonably available to the Company or any of its Subsidiaries regarding or relating to environmental matters, or that relate to the current or past environmental condition of any real property currently or formerly owned, leased, occupied or used by the Company or any of its Subsidiaries, or the compliance or noncompliance by the Company or any of its Subsidiaries under or with any Environmental Laws;

(vii) the Company or its Subsidiaries are in possession of all Environmental Approvals required or necessary to own, lease or operate its business and operations, and is in material compliance with the terms and conditions of all such Environmental Approvals; there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of any such Environmental Approvals; and true, complete and correct copies of all such Environmental Approvals are contained in the Company Data Room; and,

(viii) neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to, obtain review by, or receive approval from any Governmental Authority, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to change the status, terms or conditions of any Environmental Approvals held by the Company or any of its Subsidiaries, or required for any of their business or operations, or to renew, modify, revoke, alter, transfer or amend any such Environmental Approval for the continuation of the business and operations of the Company or any of its Subsidiaries after the Closing Date.

(y) Insurance. The Company and the Company’s Subsidiaries maintain the material insurance policies described in Section 3.1(y) of the Company Disclosure Letter, which include director and officer and employee and officer insurance policies, and the Company or the relevant Subsidiary of the Company is in compliance in all material respects with all requirements with respect thereto. The Company has made available to Parent true, correct and complete copies of all material insurance policies described in Section 3.1(y) of the Company Disclosure Letter. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2010, each of the Company and the

Company’s Subsidiaries, and their respective properties and assets, has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Company Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and the Company’s Subsidiaries and, to the knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or its Subsidiaries from obtaining insurance policies for such risks and losses. All material insurance policies of each of the Company and the Company’s Subsidiaries are in full force and effect. Neither the Company nor any of the Company’s Subsidiaries has received any notice of cancellation or termination with respect to any such policy. All premiums due and payable through the date hereof under all such policies have been paid the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies, except for such failures to be in compliance as would not be material to the Company and its Subsidiaries, taken as a whole. There has been no denial of material claims nor material claims disputed by the Company’s or any of the Company’s Subsidiaries’ insurers in the past or present.

(z) Relationships with Third Parties. Except as disclosed in Section 3.1(z) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has received any written or, to the knowledge of the Company, other notice or other communication that any material customer, supplier, manufacturer, licensor, distributor or sales representative intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of the Company’s Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(aa) Books and Records. The corporate records and minute books of the Company and the Company’s Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders. The financial books, records and accounts of the Company and the Company’s Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of the Company and the Company’s Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company. All such corporate records and minute books of the Company and the Company’s Subsidiaries have been made available to Parent.

(bb) Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, as disclosed in the Company Public Disclosure Record or the Litha Public Disclosure Record, or as disclosed in Section 3.1(bb) of the Company Disclosure Letter, there are no current

Contracts or transactions, nor are there any currently proposed Contracts or transactions between the Company or any of the Company’s Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of the Company’s Subsidiaries, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of or 10% or more of the outstanding Company Common Shares or (iii) any Affiliate or associate or any such officer, director or Company Shareholder, on the other hand.

(cc) No Collateral Benefits. To the knowledge of the Company, no related party of the Company is entitled to receive as a consequence of the Arrangement or the other transactions contemplated by this Agreement any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Company Common Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and the Company will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Joint Proxy Statement/Circular. The terms “related party”, “associated entity” and “collateral benefit” are used in this paragraph as defined in MI 61-101.

(dd) Corrupt Practices Legislation. Neither the Company nor any of the Company’s Subsidiaries has taken or committed to take any action which would cause the Company or any of the Company’s Subsidiaries or Affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, and, to the knowledge of the Company, no such action has been taken by any Person acting on behalf of the Company or any of the Company’s Subsidiaries or Affiliates.

(ee) Fairness Opinion. The Company Board of Directors has received the Company Fairness Opinion from the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders. A true, correct and complete copy of the Company Fairness Opinion will be provided by the Company to Parent not later than two Business Days after the date hereof.

(ff) Board of Directors Approval. The Board of Directors, at a meeting duly called and held, has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and is in the best interests of the Company, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution. Each director and executive officer of the Company intends, to the knowledge of the Company, to vote all of the Company Common Shares held by him or her in favour of the Arrangement Resolution and has agreed that references to such intention may be made in the Circular and other documents relating to the Arrangement and the Merger.

(gg) Shareholder Approval. The only vote of the Company Shareholders required to approve the Arrangement Resolution in accordance with the CBCA is the Company Shareholder Approval. No other vote of the stockholders of the Company is required by Law, the constating documents of the Company or otherwise to adopt this Agreement and approve the Arrangement.

(hh) No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Section 3.1, neither the Company or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 3.1, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company’s Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent or any of its Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to Parent or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, any Parent Party or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives.

3.2 Representations and Warranties of Parent

Except as disclosed in the Parent Disclosure Letter or the Parent Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Parent represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Corporate Capacity. Each of Parent and CanCo 1 is a corporation and has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdiction of incorporation. Each of Parent and CanCo 1 has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record, as applicable, and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the constating documents of CanCo 1 and Parent, in each case as amended.

(b) Authority Relative to this Agreement. Each of Parent and CanCo 1 has the requisite corporate power, authority and capacity to enter into and perform its respective obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by Parent and CanCo 1 of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Parent and CanCo 1 and no other corporate proceedings on the part of Parent and CanCo 1 are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by Parent and CanCo 1, respectively, of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and CanCo 1 and constitutes the legal, valid and binding obligation of Parent and CanCo enforceable against each of it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c) Required Approvals. No authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Parent and CanCo 1 of this Agreement, the performance by Parent and CanCo 1 of its obligations hereunder and the completion by either of them of the Arrangement, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and the NASDAQ, in each case, as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals; and

(v) any other authorizations, licences, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by Parent and CanCo 1 of this Agreement, the performance by Parent and CanCo 1 of their respective obligations hereunder and the completion of the Arrangement and the Merger does not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Parent or the Parent Material Subsidiaries or any of its or their respective properties or assets,

(ii) result in a contravention, conflict, violation, breach or default under the constating documents of Parent or the Parent Material Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Parent Material Contract or material Permit to which Parent or any Parent Material Subsidiary is a party or by which Parent or any Parent Material Subsidiary is bound, or to which any of Parent’s or any Parent Material Subsidiary’s properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Parent or any Parent Material Subsidiary or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e) Capitalization of Parent. As of the date of this Agreement, the authorized capital of Parent consists of 350,000,000 shares of common stock, of which 143,927,490 (including 29,088,505 shares of treasury stock) shares are issued and outstanding, and 40,000,000 shares of preferred stock, par value U.S.$0.01 per share, of which zero shares of convertible preferred stock are issued and outstanding. All of the issued and outstanding shares of common stock and preferred stock of Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of Parent, or any agreement, contract, covenant, undertaking, or commitment to which Parent is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects. Except as set forth in the Parent Public Disclosure Record, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to issue or sell any shares of common stock or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of Parent.

(f) IrishCo Shares. The IrishCo Shares to be issued pursuant to the Plan of Arrangement and the Merger (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and not subject to calls for any additional payments (non-assessable) and (ii) will not be issued in violation of the memorandum, articles, charter, by-laws or other constating documents of IrishCo, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which IrishCo is a party or bound.

(g) Parent Public Disclosure Record; Financial Statements; Listing.

(i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2011 (collectively, as they may have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). No Parent Material Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including the related notes) included in the SEC Reports (if amended, as of the date of the last such amendment prior to the date hereof) (the “Parent Financial Statements”) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and the Parent Material Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to year-end audit adjustments, and lack of footnote disclosure or, with respect to pro forma information, subject to the qualifications stated therein. All of such SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(iii) Parent is in compliance in all material respects with the requirements of the NASDAQ for continued listing of its shares of common stock thereon. Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on the NASDAQ.

(h) No Undisclosed Liabilities. Parent and the Parent Material Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations disclosed in the Parent Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2012 that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Parent and the Parent Material Subsidiaries (other than those disclosed in the Parent Public Disclosure Record), a Parent Material Adverse Effect and (iii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting anything set forth herein, the Parent Financial Statements filed prior to the date of this Agreement reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of the Parent and the Parent’s Subsidiaries.

(i) Absence of Certain Changes. (i) Since December 31, 2012, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) since June 30, 2013, Parent and each of the Parent Material Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(j) Compliance with Laws. Since January 1, 2012, the business of Parent and of each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Laws, Orders and Regulatory Guidelines and Parent has not received any notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, all issued and outstanding of Parent Common Shares have been issued in compliance, in all material respects, with all applicable U.S. Securities Laws.

(k) Litigation. As of the date hereof, there is no Proceeding against or involving Parent or any of the Parent Material Subsidiaries (whether in progress, pending or, to the knowledge of Parent, threatened) that, if adversely determined, would prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of Parent, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding. Neither Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that that would reasonably be expected to (x) prevent or significantly impede or materially delay the completion of the Arrangement or the Merger or (y) have a Parent Material Adverse Effect on the Parent or any of the Parent Material Subsidiaries.

(l) Contracts.

(i) Except as set forth in Section 3.2(l) of the Parent Disclosure Letter or in the SEC Reports, none of Parent or any of the Parent Material Subsidiaries is a party to or bound or governed by any “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (any such contract, a “Parent Material Contract”). True, correct and complete copies of each Parent Material Contract have been provided to the Company.

(ii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, the Parent Material Subsidiaries or, to the knowledge of Parent, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Parent Material Contract in any material respect, and none of Parent or any of the Parent Material Subsidiaries has received or given any notice of default under any Parent Material Contract which remains uncured. To the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Parent Material Contract or the inability of a party to any Parent Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no Person has challenged in writing the validity or enforceability of any Parent Material Contract.

(iii) There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Parent or any of the Parent Material Subsidiaries is a party or, to the knowledge of Parent, with respect to any shares or other equity interests of Parent or any of the Parent Material Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Parent or any of the Parent Material Subsidiaries.

(iv) Neither Parent nor any of the Parent Material Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Parent Material Contract.

(m) Board of Directors Approval. The Parent Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement, the Arrangement and the Merger are fair to its shareholders and are in the best interests of Parent, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Parent Shareholders vote to adopt this Agreement. Each director and executive officer of Parent intends, to the knowledge of Parent, to vote all of the Parent Common Shares held by him or her in favour of the adoption of this Agreement and has agreed that references to such intention may be made in the Joint Proxy Statement/Circular and other documents relating to the Arrangement or the Merger.

(n) Shareholder Approval. The only vote of the stockholders of Parent required to adopt this Agreement and approve the Merger is the Parent Shareholder Approval. No other vote of the stockholders of Parent is required by Law, the constating documents of Parent or otherwise to adopt this Agreement and approve the Merger.

(o) Investment Canada. Neither Parent nor IrishCo is a Canadian within the meaning of the Investment Canada Act.

(p) Financial Resources. At the Closing, Parent will have (i) sufficient cash, available lines of credit or other sources of immediately available funds to deliver the aggregate Arrangement Cash Consideration and (ii) the financial resources and capabilities to perform its obligations under this Agreement.

(q) No Other Representations and Warranties. Except for the representations and warranties made by Parent in this Section 3.2, neither Parent or any other Person makes any express or implied representation or warranty with respect to the Parent or any Parent Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent in this Section 3.2, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of the Parent Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of its Representatives in the course of its due diligence investigation of Parent, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither Parent nor any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent, or any of its Representatives.

(r) Taxes.

(i) Parent and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon.

(ii) Parent and each of its Subsidiaries has (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP; and (B) duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it.

(iii) No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Parent, threatened with respect to Taxes or Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any

Governmental Authority relating to Taxes assessed by any Governmental Authority against Parent or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv) There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vi) There are no Liens for Taxes on the property or assets of Parent or any of its Subsidiaries, except for Permitted Liens.

(vii) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-US. law) in the two years prior to the date of this Agreement.

(viii) None of Parent or any of its Subsidiaries has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-US. law), as transferee or successor, by contract or otherwise

(ix) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Parent or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(s) Except as set forth in Section 3.2(s) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

3.3 Representations and Warranties of IrishCo

IrishCo represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Since its date of formation, IrishCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized share capital of IrishCo consists of 1,000,000,000 IrishCo Shares, none of which are issued and outstanding as at the date of this Agreement and 100,000 IrishCo Euro Shares, of which two are issued and outstanding (one held by Parent and the other held by the Company), as at the date of this Agreement. All of the outstanding IrishCo Euro Shares have been validly issued, free and clear of any Lien.

(c) Any actions or matters under this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, shall not be carried out by IrishCo unless and until the Whitewash Requirements have been carried out.

3.4 Representations and Warranties of Interco

Interco represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Since its date of formation, Interco has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized share capital of Interco consists of 100,000 Ordinary Shares of €1.00 each, 100,000 Preference Shares of €1.00 each and 10 A Ordinary Shares of €1.00 each. One Preference Share and one A Ordinary Share are issued and outstanding as at the date of this Agreement, each of which has been validly issued, free and clear of any Lien.

(c) Any actions or matters under this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, shall not be carried out by Interco unless and until the Whitewash Requirements have been carried out.

3.5 Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.5 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1 Covenants of the Company

The Company covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Parent otherwise consents in writing (to the extent that such consent is permitted by applicable Law) or as is otherwise disclosed in Section 4.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is required by applicable Law or Order:

(a) the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b) the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c) the Company will not, and will cause its wholly-owned Subsidiaries not to, and will use its commercially reasonable efforts, in its capacity as a shareholder of Litha, to cause Litha not to (provided that nothing shall restrict any director or officer of Litha in the exercise of its fiduciary or other applicable duties to Litha), directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital (x) in respect of the Company Common Shares or (y) in respect of the equity interests of any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company (in each case, whether in cash or property);

(iii) split, divide, consolidate, combine or reclassify the Company Common Shares or any other securities;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Common Shares or other securities of the Company or its Subsidiaries (including Options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company

Common Shares or other securities of the Company or its Subsidiaries, other than the issuance of Company Common Shares issuable pursuant to the exercise of Options outstanding on the date hereof or otherwise in accordance with the Company Share Purchase Plan;

(v) (A) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice; (B) except as required by this Agreement or as required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (ii) except as contemplated by this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan or (iii) enter into, terminate or materially amend any Company Plan (or any plan, program, agreement, or arrangement that would constitute a Company Plan if in effect on the date hereof); (C) hire any person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any if its Subsidiaries, other than the hiring or firing of employees with total annual compensation not in excess of $500,000 in the ordinary course of business consistent with past practice or (D) grant any equity or equity-based awards;

(vi) redeem, purchase or otherwise acquire any outstanding Company Common Shares or other securities or securities convertible into or exchangeable or exercisable for Company Common Shares or any such other securities, other than in transactions between two or more Company wholly-owned Subsidiaries or between the Company and a Company wholly-owned Subsidiary;

(vii) amend the terms of any securities of the Company or any of its Subsidiaries;

(viii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(ix) reorganize, amalgamate or merge with any other Person;

(x) make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or IFRS;

(xi) make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xii) except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell,

pledge, lease, license, dispose of or encumber any assets or properties of the Company (including the shares or other equity securities of any Subsidiary of the Company) or of any of its Subsidiaries having a value greater than $1,000,000 in the aggregate;

(xiii) (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $5,000,000 in the aggregate other than in connection with the purchase of additional Litha shares for an aggregate consideration equal to $15,000,000 or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiv) incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $1,000,000 in the aggregate to any other Persons;

(xv) enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

(xvi) pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $1,000,000 in the aggregate or in any case, would entail any non-monetary damages;

(xvii) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement, the Merger or the Arrangement;

(xviii) enter into any material new line of business, enterprise or other activity;

(xix) expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $1,000,000 in the aggregate;

(xx) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $500,000 per year;

(xxi) (x) other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (y) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(xxii) other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering the Company or its Subsidiaries;

(xxiii) make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(xxiv) take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger;

(xxv) make, or permit any of the Company’s Subsidiaries to, make, any loan to any officer or director of the Company or any of its Subsidiaries;

(xxvi) enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing; or

(xxvii) other than in the ordinary course of business, submit any material information to or enter into any material discussions with or respond to any enquiry from any Regulatory Authority with respect to any product (a “Product Regulatory Communication”), without having fully and promptly consulted with, and had due regard to the feedback received from, Parent. Parent shall be provided with at least five Business Days’ notice to comment on any Product Regulatory Communication, save that in the event that the Company is legally compelled to submit any such information or otherwise respond to any such Governmental Authority on less than five Business Days’ notice, Parent’s period of consultation shall be reduced to such period as is reasonably practicable in the circumstances;

(d) the Company will comply with all Laws, and use commercially reasonable efforts to comply with all Regulatory Guidelines (and in any event at least to the extent complied with in accordance with past practices), affecting the operation of the Company, and

(e) the Company will promptly notify Parent in writing of any “material change” (as defined in the Securities Act) in relation to the Company, and the Company will promptly notify Parent in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Nothing in this Section 4.1 shall give Parent or any Parent Party the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Closing.

4.2 Covenants of Parent

Parent covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Parent Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a) the respective businesses of Parent and the Parent Material Subsidiaries will be conducted, their respective facilities will be maintained, and Parent and the Parent Material Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b) Parent will use commercially reasonable efforts to maintain and preserve intact its and the Parent Material Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c) Parent will not, and will not permit any of the Parent Material Subsidiaries to, directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to the Company Shareholders;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice except, in the case of any of Parent’s wholly-owned Subsidiaries, for dividends payable to Parent or among wholly-owned Subsidiaries of Parent;

(iii) split, divide, consolidate, combine or reclassify the Parent Common Shares;

(iv) amend the material terms of any other securities of Parent;

(v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Parent or any of its Subsidiaries; or

(vi) enter into any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing; or

(vii) issue any Parent securities other than in settlement of any outstanding equity compensation awards; and

(d) Parent will promptly notify the Company in writing of any circumstance or development that, to the knowledge of Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Access to Information

Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its wholly-owned Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Subject to compliance with applicable Laws and Orders and such requests not materially interfering with the ordinary conduct of the business of a Party and its wholly-owned Subsidiaries, the Company will also make available to the Parties and their Representatives all other information reasonably requested by Parent; provided, that if the terms of any Law, Order or Contract shall limit a Party’s right to access or information pursuant to this Section 5.1, the disclosing Party shall use its commercially reasonable efforts to (a) obtain any consents from a third party to provide such access or information or (b) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

5.2 Consents and Approvals

(a) Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Arrangement and the Merger) as promptly as practicable, including:

(i) as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger);

(ii) as promptly as reasonably practicable (but in any event within 14 days following the date of this Agreement), make all filings and submissions, including, without limiting the foregoing, an application by IrishCo for an Advance Ruling Certificate or no-action letter under the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger)) and an application by IrishCo for review under the Investment Canada Act, except that each Party’s pre-merger notification filings under Part IX of the Competition Act will be made within 20 days of the filing of the Advance Ruling Certificate unless the Parties agree otherwise, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Arrangement and the Merger), including all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii) as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required to be obtained, in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Company, Parent, IrishCo or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger) under any Contract or other arrangement.

(b) Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) obtain any waivers, consents, clearances and approvals required in connection with the consummation of the transactions contemplated hereby (including the Arrangement and the Merger) under the HSR Act, the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger)), the Investment Canada Act, Competition Act of South Africa and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Law or Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Arrangement, the Merger or any other transactions contemplated by this Agreement under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c) Each of the Company, Parent and IrishCo shall (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns. If a Party (the “Disclosing Party”) is required to provide information to the other Party (the “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the Disclosing Party may restrict the provision of such information to the Receiving Party’s external legal counsel.

(d) Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(e) In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of the Company and Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Arrangement and the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Arrangement and the Merger, in each case, so as to enable each of the Effective Time and the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company or Parent (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by the Company or Parent (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Parent’s or IrishCo’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company or Parent (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Law or to avoid the commencement of any action to prohibit the Arrangement or the Merger under any

Relevant Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Arrangement or the Merger or delay the Effective Time or the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, the Company or Parent (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) or, following consummation of the Arrangement and the Merger, IrishCo’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries and to Parent and its Subsidiaries, taken as a whole (a “Restraint”).

5.3 Covenants of the Company Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with Parent in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a) publicly announcing the entering into of this Agreement, the support of the Company Board of Directors of the Arrangement and the Company Recommendation;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement.

5.4 Covenants of the Parent Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Parent will and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a) publicly announcing the entering into of this Agreement, the support of the Parent Board of Directors of the Merger and the Parent Recommendation;

(b) using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Parent challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement, including to provide the Exchange Agent with sufficient IrishCo Shares to pay the Arrangement Stock Consideration and Merger Consideration.

5.5 Parent Guarantee

Parent hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with its Subsidiaries for the due and punctual performance of each and every obligation of such Subsidiaries arising under this Agreement and the transactions contemplated hereby.

5.6 Employee Matters

(a) Subject to applicable Law, during the one year period following the Closing Date, IrishCo or any Subsidiary of IrishCo, as applicable, shall provide to each employee of the Company and its Subsidiaries who is employed at the Closing Date and who remains employed with the IrishCo or any Subsidiary of IrishCo (“Company Employees”) compensation and employee benefits that, with respect to each such employee, are substantially similar in the aggregate to either, in IrishCo’s sole discretion, (i) the compensation and benefits provided to similarly situated employees of Parent or (ii) the compensation and benefits provided to such employee under the Company Plans.

(b) For the purposes of vesting, eligibility to participate and level of benefits provided under the employee benefit plans of IrishCo and Parent which provide benefits to any Company Employee after the Closing Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its predecessors before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date (excluding for purposes of eligibility, vesting and accrual under defined benefit pension plans and retiree medical plans). In addition, and except as set forth in the foregoing, (i) each Company Employee shall be eligible to participate in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Company Employee, IrishCo shall use all reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) No provision of this agreement shall (i) create any right in any employee of the Company or any of the subsidiaries to continued employment by IrishCo, Parent, the Company, or any respective subsidiary or preclude the ability of the Parent, the Company, or any respective subsidiary to terminate the employment of any employee for any reason, (ii) require IrishCo, Parent, the Company, or any respective subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of the Parent, the Company or any respective subsidiary.

(d) The Parties agree that the Company (or any successor thereof) shall elect (and file such election as soon as practicable) under subsection 110(1.1) of the Tax Act that neither the Company nor any person not dealing at arm’s length with the Company will deduct in computing its income for a taxation year any amount in respect of the Option Consideration.

5.7 Indemnification and Insurance

(a) Each of the Company, Parent and Parent’s Subsidiaries agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company, Parent or of any of their respective Subsidiaries (each such present or former director or officer (i) of Parent being herein referred to as a “Parent Indemnified Party” and (ii) of the Company being herein referred to as a “ Company Indemnified Party” and each Parent Indemnified Party and Company Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company, Parent or any of their respective Subsidiaries or any Contract by which the Company, Parent or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Plan of Arrangement and the Merger and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period contemplated therein.

(b) IrishCo will, or will cause the Company, Parent and their respective Subsidiaries to, maintain in effect without any reduction in scope or coverage for seven (7) years from the Closing Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company, Parent or their respective Subsidiaries, as applicable, which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that each of the Company and Parent may, prior to the Closing Date, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company or Parent, as applicable, but providing coverage for a period of seven (7) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date and provided that the premiums for such insurance do not exceed 300% of the Company’s or Parent’s current premium for directors’ and officers’ liability insurance, as applicable.

(c) The covenants contained in this Section 5.7 (i) are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and (ii) shall not be deemed exclusive of any other rights to which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on IrishCo and any of its successors. It is the intention of Parent to constitute the Company as a trustee for the Company Indemnified Parties not a party to this Agreement for the covenants of Parent under Section 5.7 of this Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute Parent as a trustee for the Parent Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.7 of this Agreement, and the Parent agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(d) If the Company, Parent, IrishCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, IrishCo shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.7.

(e) Parent shall indemnify and hold harmless the members of the board of directors of IrishCo, the Parent Parties and their Affiliates (including the designees of the Company to such board of directors), to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against any judgment, damage or loss and any reasonable, documented expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Loss”) actually incurred by any such director in connection with his or her duties as a director of IrishCo, the Parent Parties or any of their Affiliates from the date of this Agreement (and for actions taken in connection with the approval and adoption of this Agreement) until the Closing, unless such Loss shall relate to (a) a violation of such director’s duties under applicable Law, (b) gross negligence, fraud or intentional misconduct by such director or (c) actions taken (or omitted to be taken) by such director in violation of the organizational documents of IrishCo, the Parent Parties or their Affiliates, as applicable, or this Agreement.

5.8 Rule 16b-3 Actions Prior to the Closing, IrishCo, the Company and Parent shall take all such steps as may be required to cause (a) any dispositions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Parent immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of IrishCo Shares or Parent Common Shares (including derivative securities with respect to IrishCo Shares or Parent Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to IrishCo to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.9 Stock Exchange Listings

(a) IrishCo and Parent shall use all commercially reasonable efforts to cause the IrishCo Shares issued as Merger Consideration, Arrangement Stock Consideration, Qualifying Holdco Stock Consideration and Option Consideration to be (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, prior to the Closing.

(b) Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Parent Common Shares from the NASDAQ and Company Common Shares from the TSX and to cause the Company to cease to be a reporting issuer in each jurisdiction in Canada and terminate registration of Parent Common Shares under the 1934 Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

(c) Each of the Parties agrees to cooperate with each other and use their commercially reasonable efforts to cause the Therapeutics Common Shares issued as Arrangement Therapeutics Consideration, Qualifying Holdco Therapeutics Consideration and Option Consideration to be conditionally approved for listing on the TSXV, subject only to the satisfaction of the customary listing conditions of the TSXV, prior to the Effective Time; provided, that in no event shall the obligations of the Parties to complete the Arrangement or consummate the Merger be conditioned upon any such approval for listing and provided further that in the event that listing on the TSXV does not occur at or prior to the Effective Time, if Therapeutics qualifies under applicable legislation to do so, each of the parties agrees to cause Therapeutics to elect to be a public corporation under the Tax Act and any corresponding provincial or territorial legislation effective at the time the Therapeutics Common Shares are acquired by the Company’s Shareholders, the Qualifying Holdco Shareholders and the Optionholders pursuant to the Plan of Arrangement.

5.10 Takeover Statutes

If any antitakeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

5.11 Creation of Distributable Reserves.

(a) Unless Parent and the Company otherwise agree,

(i) Parent shall use all reasonable endeavours to submit to the vote of the Parent Shareholders at the Parent Shareholders Meeting a resolution (the “Parent Distributable Reserves Resolution”) to approve the creation of distributable reserves of IrishCo by (a) the reduction of the share premium of IrishCo to allow the creation of distributable reserves of IrishCo resulting from the transactions contemplated by this Agreement; and (b) by any other means; and

(ii) The Company shall use all reasonable endeavours to submit to the vote of the Company Shareholders at the Company Meeting a resolution to approve the creation of distributable reserves of IrishCo by (a) the reduction of share premium of IrishCo to allow the creation of distributable reserves of IrishCo resulting from the transactions contemplated by this Agreement; and (b) by any other means (the “Company Distributable Reserves Resolution”);

(the creation of distributable reserves in IrishCo by any of the means described in this Section 5.11(a) is referred to as the “IrishCo Distributable Reserves Proposals”)

(b) The Parties agree that none of the approval of the Parent Distributable Reserves Resolution, the approval of the Company Distributable Reserves Resolution or the implementation of the IrishCo Distributable Reserves Proposals shall be a condition to the Parties’ obligation to effect the Arrangement or the Merger.

(c) Subject to approval of the Company Distributable Reserves Resolution by the Company Shareholders and the Parent Distributable Reserves Resolution by the Parent Shareholders:

(i) the Company, Parent and IrishCo shall prior to Closing, procure the passing of a resolution (1) of the then shareholders of IrishCo providing for the reduction of share capital of IrishCo in order to allow an application to be made under section 72 of the Irish Companies Act 1963, as amended, to the Irish High Court to allow for the IrishCo Distributable Reserves Proposal (the “Irish High Court Application”); and

(ii) Parent and IrishCo shall as promptly as reasonably practicable following the Closing, prepare and file an application to the Irish High Court for an order pursuant to the Irish Companies Act 1963, as amended, approving the IrishCo Distributable Reserves Proposals.

(d) As promptly as reasonably practicable following the date hereof, the Company and its Subsidiaries shall in connection with the IrishCo Distributable Reserves Proposals and the Irish High Court Application:

(i) provide Parent and IrishCo with all information requested by Parent and IrishCo relating to the Company and its Subsidiaries, as is required by Parent, IrishCo or any Governmental Authority, including without limitation details of the Company and its Subsidiaries’ financial position, creditors, liabilities and debts;

(ii) keep Parent reasonably informed and consult with Parent as to the performance of the obligations and responsibilities required of the Company pursuant to the Agreement and as to any material developments relevant to the IrishCo Distributable Reserves Proposals, the Irish High Court Application and any analogous transaction;

(iii) as promptly as reasonably practicable, notify Parent of any matter of which Company becomes aware which would reasonably be expected to materially delay or prevent the IrishCo Distributable Reserves Proposals and/or the Irish High Court Application;

(iv) make any necessary applications to any Governmental Authority, and provide Parent with drafts of any and all pleadings, affidavits, petitions and other filings prior to their filing, and afford Parent reasonable opportunities to review and make comments on all such documents and accommodate such comments reasonably proposed by the Parent; and

(v) take all other steps as may be reasonably requested by Parent and IrishCo.

5.12 IrishCo and InterCo Resolutions.

(a) Prior to Closing, Irishco shall do all things, cause all board meetings to be held, all resolutions to be passed, all filings and other lawful actions and matters to be taken and done as are necessary, proper or advisable for IrishCo, in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation to effect the following for:

(i) the reregistration of IrishCo as a public limited company;

(ii) the purchase of its own shares and reissue of treasury shares;

(iii) the adoption of revised memorandum and articles of association of IrishCo, which shall be consistent with Parent’s existing organizational documents; and

(iv) the approval of any other matters as are deemed necessary or expedient in connection with giving effect to the transactions contemplated by, or ancillary to, this Agreement.

(b) Prior to Closing, IrishCo and InterCo shall procure, and shall assist and cooperate with the other Parties in procuring, the taking of such other lawful actions and matters as are necessary, proper or advisable for Interco, in order to consummate and make effective the transactions provided in or contemplated by this Agreement.

5.13 Financing Cooperation. The Company agrees to, and shall cause its wholly-owned Subsidiaries to and shall use its commercially reasonable efforts to cause its and their Representatives to, use commercially reasonable efforts to provide customary and reasonable cooperation with the Parent Parties and their Affiliates with respect to the arrangement of debt financing in connection with the consummation of Closing (a “Debt Financing”), including, at the reasonable request by a Parent Party, (i) assisting in the preparation for and participation in a reasonable number of lender marketing meetings, presentations, road shows and calls and a reasonable number of other due diligence and drafting sessions with prospective lenders and/or underwriters and ratings agencies in each case in connection with obtaining the Debt Financing, and otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts of the Parent Parties and the Financing Sources for the Debt Financing, (ii) providing pertinent and customary information regarding the Company and its Subsidiaries reasonably requested by the Parent Parties, including any requested documentation and other information regarding the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, in each case at least 5 Business Days prior to the Closing Date, financial statements and financial projections, and other pertinent financial information, in all cases to the extent required in connection with the Debt Financing and reasonably requested by the Parent Parties, (iii) to the extent reasonably requested, assisting the Parent Parties and their Financing Sources in the preparation of appropriate and customary offering documents, lender and investor presentations, rating agency presentations, bank information memoranda, prospectuses and similar documents for the Debt Financing, which contain all financial statements and other data relating to the Company and its Subsidiaries required to be included therein (which, in the case of financial information relating to the Company and its Subsidiaries, if required by applicable rules or regulations of the SEC, under applicable Canadian Securities Law or by the underwriters for any securities offering, shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial information of the Company and its Subsidiaries (which pro forma financial statements shall be prepared by the Parent Parties or their Representatives) in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the 1933 Securities Act and under applicable Canadian Securities Law, and all other data (including selected financial data) relating to the Company and its Subsidiaries that the SEC and applicable Canadian securities regulators would require in a registered debt offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered debt offering, (iv) providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders, (v) causing its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to the Parent Parties, including accounting due diligence sessions, and providing consent to the Parent Parties to use their audit reports relating to the Company and reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Debt Financing, (vi) assisting the Parent Parties and the Financing Sources to review and comment on the Debt Financing definitive documentation as may be reasonably requested by the Parent Parties, (vii) taking all reasonable and customary corporate or other organizational action, subject to the occurrence of the Closing, reasonably requested by the Parent Parties and necessary to permit the consummation of the Debt Financing, (viii) providing pertinent and customary information with respect to its property and assets reasonably required in connection with the Debt Financing and facilitating the pledge and perfection of liens security and the providing of guarantees supporting the Debt Financing, (ix) using commercially reasonable efforts to ensure that the Financing Sources benefit from the existing lending relationships of the Company and its Subsidiaries, (x) providing all cooperation that is reasonable and customary to satisfy the conditions precedent to the Debt Financing or any financing documents relating thereto to the extent the satisfaction of such conditions requires the reasonable and customary cooperation of, or is within the control of, the Company and its Subsidiaries and (xi) assisting the Parent Parties in obtaining corporate and facilities ratings for the Debt Financing; provided, that, in each case, (A) neither the Company, any of its Subsidiaries nor any of their respective Representatives shall be required to pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or enter into any agreement in connection with the Debt Financing (other than agreements and liability entered into or incurred by the Company and its Subsidiaries that only become effective upon the consummation of the Closing) and (B) no personal liability shall be imposed on the Representatives of the Company or any of its Subsidiaries involved. The Parent Parties shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section. The Parent Parties shall on a joint and several basis indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all fees, costs and other liabilities arising in whole or in part out of actions or omissions undertaken pursuant to this Section, except to the extent such fees, costs and other liabilities have resulted from the willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or any such Representative. The Company and its Subsidiaries hereby consent to the use of their logos in connection with the Debt Financing. For avoidance of doubt, the Parties agree that no Lien shall be placed on any assets or shares of the Company or any of its Subsidiaries prior to the Closing, without the prior written consent of the Company.

5.14 Board of Directors. The Company and the Parent Parties shall take all actions necessary so that, as of the earlier of the Effective Time or the Merger Effective Time, the board of directors of IrishCo shall, subject to any board composition requirements under applicable Law, consist of the individuals who are the members of the Parent Board of Directors as of the date of this Agreement.

5.15 Separation.

(a) Prior to the Effective Time, the Parties agree to cooperate with each other and use their commercially reasonable efforts to execute such agreements, instruments of assignment and transfer and similar documents and take such other corporate actions as are necessary to effect the transactions described in Schedule E in accordance with the terms and conditions set forth therein.

(b) Prior to the Effective Date, but in any event not later than twenty (20) Business Days before the Effective Date, the Company shall provide Parent with a valuation report (the “Therapeutics Valuation Report”) which shall determine the fair market value of (i) I- IP, (ii) the Voucher, (iii) the common shares of Delco held by the

Company, (iv) the rights of Barbco under the License; (v) the rights of each party to the Therapeutics Distribution and License Agreement; and (vi) the Therapeutics Common Shares that will be outstanding after the completion of the Business Separation Transactions. The Company, with the consent of Parent, which consent shall not be unreasonably withheld, shall select a nationally recognized valuator with experience in valuing assets of this nature (the “Valuator”) to prepare the Therapeutics Valuation Report. The Parties shall agree, acting reasonably, on instructions to be provided to the Valuator with respect to the preparation of the Therapeutics Valuation Report. All costs for the Valuator and the Therapeutics Valuation Report shall be borne by the Company. Terms used in this Section 5.15(b) and not otherwise defined herein shall have the meanings given to them in Schedule E.

(c) The Parties agree that the Company shall designate, pursuant to subsection 111(4) of the Tax Act and any similar provincial Tax provision, in its Return(s) of income for its taxation year ending immediately before its acquisition of control by CanCo 1 under the Plan of Arrangement, the Therapeutics Common Shares such that those shares are deemed to be disposed of by the Company in accordance with that provision or similar provincial provision, as applicable, for proceeds of disposition that result in a capital gain to the Company equal to the lesser of (i) the accrued capital gain, if any, in the Therapeutics Common Shares at that time, and (ii) the Company’s net capital losses that became subject to such provision further to such acquisition of control.

5.16 IrishCo Euro Shares. Upon the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall transfer, or procure the transfer of, all IrishCo Euro Shares owned by the Company or any of its Subsidiaries, or its or their nominees to such individual or party as is nominated by Parent.

5.17 Whitewash Requirements. Parent agrees to use all commercially reasonable endeavours to procure the carrying out of the Whitewash Requirements by IrishCo and/or Interco and by any of their Irish Subsidiaries which are organised under the laws of the Republic of Ireland as the context requires, prior to the taking of any actions by such Party under or contemplated by this Agreement which shall, or may, constitute unlawful financial assistance for the purpose of section 60 of the Companies Act 1963 of Ireland, and all of the Parties hereto acknowledge and agree that any such actions, shall not be performed until such Whitewash Requirements have been met.

ARTICLE 6

ACQUISITION PROPOSALS

6.1 Company Non-Solicitation

(a) Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Company Board of Directors nor the Company shall, and the Company shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Parent and its Affiliates) to make or complete a Company Acquisition Proposal;

(iii) subject to Section 6.2, effect any Company Change of Recommendation; or

(iv) subject to Section 6.2, accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Company Acquisition Proposal (a “Company Acquisition Agreement”).

(b) The Company shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Parent and its Affiliates) conducted heretofore by the Company or its Subsidiaries, or any of its or their respective Representatives, with respect to any Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any Person (other than Parent and its Affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party. Within ten Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company since January 1, 2012 relating to any potential Company Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c) The Company shall promptly (and, in any event, within 24 hours of receipt by the Company) notify Parent, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Company Acquisition Proposal, or which could reasonably be expected to lead to a Company Acquisition Proposal, in each case, received after the date hereof, of which the Company, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by the Company or any of its Subsidiaries or any of their respective Representatives for non-public information relating to the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal. Such notice shall include the identity of the Person making such Company Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Company Acquisition Proposal or proposal, inquiry, offer or request. The Company will keep Parent promptly and fully informed of the status, including any change to the material terms and conditions, of any such Company Acquisition Proposal, proposal, inquiry, offer or request.

(d) Following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Company Acquisition Proposal but which the Company reasonably believes could lead to a Company Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.2 Parent Right to Match

(a) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Company Meeting, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Company Acquisition Proposal (including, an amendment, change or modification to a Company Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.1, the Company and its Representatives may:

(i) contact the Person making such Company Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal and the likelihood of its consummation so as to determine whether such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal; and

(ii) if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law:

A. furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and its Representatives provided that (1) the Company first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” and similar provisions) to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to Parent promptly following its execution, and (2) the Company contemporaneously provides to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to such Person which was not previously provided to Parent or its Representatives; and

B. engage in discussions and negotiations with respect to the Company Acquisition Proposal with the Person making such Company Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a Company Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.2(a)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.2(b) and shall be governed by Section 6.2(a)(ii)(A)) or (y) effect a Company Change of Recommendation with respect to any Company Acquisition Proposal, if and only if:

(i) such Company Acquisition Proposal did not result from a breach of Section 6.1 and the Company has complied with the other terms of this Section 6.2;

(ii) the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law;

(iii) the Company has (A) delivered a Company Superior Proposal Notice to Parent and (B) provided Parent with a copy of the document containing such Company Acquisition Proposal;

(iv) a period of least five full Business Days (such five Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which Parent received the Company Superior Proposal Notice and the date on which Parent received a copy of the documents referred to in clause (B) of Section 6.2(b)(iii), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth full Business Day following such later date;

(v) if Parent has offered to amend the terms of this Agreement and the Arrangement and Merger during the Right to Match Period pursuant to Section 6.2(c), the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal continues to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law; and

(vi) if the Company Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a Company Superior Proposal, the Company terminates this Agreement pursuant to Section 7.1(d)(ii) and pays the Termination Fee pursuant to Section 7.2(a).

(c) During the Right to Match Period, Parent will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement and Merger. The Company agrees that, if requested by Parent, it will negotiate with Parent in good faith to make such amendments to the terms of this Agreement and the Arrangement and Merger as would enable it to proceed with the transactions contemplated hereby on such amended terms. The Company Board of Directors will review in good faith any such offer made by Parent to amend the terms of this Agreement and the Arrangement and Merger in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement and Merger would, upon its acceptance, result in the applicable Company Acquisition Proposal ceasing to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the Company Board of Directors determines that the applicable Company Acquisition Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise Parent and will promptly thereafter accept the offer by Parent to amend the terms of this Agreement and the Arrangement and Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d) The Company Board of Directors shall reaffirm the Company Recommendation by news release as soon as reasonably practicable following (A) any Company Acquisition Proposal that the Company Board of Directors determines not to be a Company Superior Proposal is publicly announced or made or (B) the Company Board of Directors determines that a Company Acquisition Proposal which previously constituted a Company Superior Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. Parent shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Company Board of Directors has determined that the applicable Company Acquisition Proposal is not a Company Superior Proposal.

(e) Each successive material amendment, change or modification to any Company Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms and conditions thereof shall constitute a new Company Acquisition Proposal for the purposes of this Section 6.2 and shall result in the commencement of a new

Right to Match Period from the date specified in Section 6.2(b)(iv) with respect to such new Acquisition Proposal. If the Company provides Parent with a Company Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period.

(f) Nothing contained in this Agreement shall prohibit the Company from complying with its disclosure obligations under applicable Law; provided that the Company shall not make any disclosure to Company Shareholders or otherwise take any action that constitutes a Company Change of Recommendation other than in compliance with this Section 6.2.

(g) The Company shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and the Company shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3 Parent Non-Solicitation

(a) Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Parent Board of Directors nor Parent shall, and Parent shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Parent Acquisition Proposal or potential Parent Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than the Company and its Affiliates) to make or complete a Parent Acquisition Proposal;

(iii) except in accordance with Section 6.4, effect any Parent Change of Recommendation; or

(iv) except in accordance with Section 6.4, accept or enter into, or publicly propose to accept or enter into a Parent Acquisition Agreement.

(b) Parent shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Company and its Subsidiaries) conducted heretofore by Parent or its Subsidiaries, or any of its or their respective Representatives, with respect to any Parent Acquisition Proposal or which could reasonably be expected to lead to a Parent Acquisition Proposal and, in connection therewith, Parent will immediately discontinue access to any Person (other than the Company and its Affiliates) to any data room (virtual or otherwise). Parent agrees not to release any third party from any standstill agreement to which it is a party, unless the Parent Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, and to the extent in accordance with this Agreement, taking into account other factors, that the failure to take action is reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law.

(c) Parent shall promptly (and, in any event, within 24 hours of receipt by Parent) notify the Company, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Parent Acquisition Proposal, or which could reasonably be expected to lead to a Parent Acquisition Proposal, in each case, received after the date hereof, of which Parent, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Parent or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Parent or any of the Parent Material Subsidiaries in connection with a potential or actual Parent Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Parent or any of the Parent Material Subsidiaries in connection with a potential or actual Parent Acquisition Proposal. Such notice shall include the identity of the Person making such Parent Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Parent Acquisition Proposal or proposal, inquiry, offer or request. Parent will keep the Company promptly and fully informed of the status, including any change to the material terms and conditions, of any such Parent Acquisition Proposal, proposal, inquiry, offer or request.

(d) Following receipt by Parent of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Parent Acquisition Proposal but which Parent reasonably believes could lead to a Parent Acquisition Proposal, Parent may respond to the proponent to advise it that, in accordance with this Agreement, Parent can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.4 Parent Third Party Proposals

(a) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Parent Shareholders Meeting, Parent or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Parent Acquisition Proposal (including an amendment, change or modification to a Parent Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.3, Parent and its Representatives may:

(i) contact the Person making such Parent Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Parent Acquisition Proposal and the likelihood of its consummation so as to determine whether such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal; and

(ii) if the Parent Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law:

A. furnish information with respect to Parent and Parent’s Subsidiaries to the Person making such Parent Acquisition Proposal and its Representatives provided that (1) Parent first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” or similar provisions) to Parent than the Non-Disclosure Agreement, and sends a copy of such agreement to the Company promptly following its execution, and (2) Parent contemporaneously provides to the Company any material non-public information concerning Parent or its Subsidiaries that is provided to such Person which was not previously provided to the Company or its Representatives; and

B. engage in discussions and negotiations with respect to such Parent Acquisition Proposal with the Person making such Parent Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, Parent may, at any time after the date of this Agreement and prior to the Parent Shareholders Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a Parent Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.4(a)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.4(b) and shall be governed by Section 6.4(a)(ii)(A)) or (y) effect a Parent Change of Recommendation with respect to any Parent Acquisition Proposal, if and only if:

(i) such Parent Acquisition Proposal did not result from a breach of Section 6.3 and Parent has complied with the other terms of this Section 6.4;

(ii) the Parent Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law; and

(iii) if the Parent Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a Parent Superior Proposal, Parent terminates this Agreement pursuant to Section 7.1(c)(ii) and pays the Parent Termination Fee pursuant to Section 7.2.

(c) The Parent Board of Directors shall reaffirm the Parent Recommendation by news release within five Business Days following any Parent Acquisition Proposal that the Parent Board of Directors determines not to be a Parent Superior Proposal is publicly announced or made. The Company shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Parent Board of Directors has determined that the applicable Parent Acquisition Proposal is not a Parent Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit Parent from complying with its disclosure obligations under applicable Law; provided that Parent shall not make any disclosure to Parent Shareholders or otherwise take any action that constitutes a Parent Change of Recommendation other than in compliance with this Section 6.4.

(e) Parent shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and Parent shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1 Termination

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Parent.

(b) Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent at any time prior to the Closing:

(i) if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii) if the Arrangement Resolution is not approved by the Company Shareholders in accordance with applicable Laws and the Interim Order at the Company Meeting or any adjournment or postponement thereof;

(iii) if the Merger is not adopted by the Parent Shareholders in accordance with the DGCL at the Parent Shareholders Meeting or any adjournment or postponement thereof; or

(iv) if any Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action restraining, enjoining or otherwise prohibiting the Arrangement or the Merger, and such Law, Order, ruling or other action is or shall have become final and nonappealable.

(c) Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing if:

(i) the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement;

(ii) subject to concurrently paying the Termination Fee in accordance with Section 7.2(a), to concurrently enter into a Parent Acquisition Agreement that constitutes a Parent Superior Proposal; provided that the Parent Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the applicable Parent Acquisition Proposal constitutes a Parent Superior Proposal and that the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law;

(iii) the Company materially breaches any of the provisions of Sections 6.1 or 6.2;

(iv) the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in clause (iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(v) a Material Adverse Effect on the Company shall have occurred.

(d) Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(i) Parent shall have effected a Parent Change of Recommendation in accordance with the terms of this Agreement;

(ii) subject to the Company complying with the terms of Article 6 and paying the Termination Fee in accordance with Section 7.2(a), to concurrently enter into a Company Acquisition Agreement that constitutes a Company Superior Proposal;

(iii) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(iv) a Parent Material Adverse Effect shall have occurred.

7.2 Termination Fee

(a) If a Company Termination Fee Event occurs, the Company shall pay to Parent a termination fee of $60,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by Parent. If a Parent Termination Fee Event occurs, Parent shall pay to the Company the Termination Fee by wire transfer in immediately available funds to an account specified by the Company. The Termination Fee shall in each case be payable at the time specified in Section 7.2(b).

(b) “Company Termination Fee Event” means:

(i) the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii), in which case the Termination Fee shall be paid by the Company concurrent with the Company Termination Fee Event; or

(ii) the termination of this Agreement by either the Company or Parent pursuant to Section 7.1(b)(i) or by the Company pursuant to Section 7.1(b)(ii) or by Parent pursuant to Sections 7.1(c)(i) or 7.1(c)(iii) (solely as it relates to Section 6.1), if (x) prior to such termination, a Company Acquisition Proposal shall have been made public or proposed publicly to the Company or the Company Shareholders and (y) within nine months following such termination, the Company or one or more of the Company’s Subsidiaries shall have consummated any transaction in respect of any Company Acquisition Proposal or entered into any Company Acquisition Agreement, in which case the Termination Fee shall be paid by the Company on the date of entry into such agreement or, if earlier, consummation of such transaction.

(c) “Parent Termination Fee Event” means:

(i) the termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) or the termination of this Agreement by the Company pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid by Parent concurrent with the Parent Termination Fee Event; or

(ii) the termination of this Agreement by either the Company or Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(iii) or by the Company pursuant to Section 7.1(d)(iii) (solely with respect to Section 6.3), if (x) prior to such termination, a Parent Acquisition Proposal shall have been made public or proposed publicly to Parent or the Parent Shareholders and (y) within nine months following such termination, Parent or one or more of Parent’s Subsidiaries shall have consummated any transaction in respect of any Parent Acquisition Proposal or entered into any Parent Acquisition Agreement, in which case the Termination Fee shall be paid by Parent on the date of entry into such agreement or, if earlier, consummation of such transaction.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the other Parties would not enter into this

Agreement. Accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain the payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other Party for the payment set forth in this Section 7.2, the Party that has failed to timely pay pursuant to this Section 7.2 shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of the Royal Bank of Canada in effect on the date such payment was required to be made to and including the date on which such payment was actually received.

(e) Each Party acknowledges that all of the payment amounts set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Company or Parent, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Each of the Company and Parent irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided therein is the sole and exclusive remedy of the Company or Parent, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(f) Notwithstanding any other provision in this Agreement, in no event will the Company or Parent, as applicable, be required to pay the Termination Fee more than once.

7.3 Void upon Termination

If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 7.3, Section 5.1, Section 7.2 and Article 9 shall survive any termination hereof in accordance with Section 7.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 7.2 or this Section 7.3 will relieve any Party from any liability for any intentional or willful breach by it of this Agreement, including any intentional or willful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 7.1. For purposes of Sections 7.2 and 7.3, an “intentional or willful” breach or misrepresentation means a breach of any representation, warranty, covenant or agreement in this Agreement or a failure to perform any covenant or agreement in this Agreement arising as a consequence of an act or omission undertaken with the primary intent of causing a breach of, or failure to perform under, this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by Parent and the Company, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Parent and the Company at any time:

(a) the Arrangement Resolution shall have been approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b) the Parent Shareholder Approval shall have been obtained at the Parent Shareholders Meeting;

(c) each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each of the Company and Parent, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either the Company or Parent, each acting reasonably, on appeal or otherwise;

(d) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(e) the IrishCo Shares to be issued as Merger Consideration, Arrangement Stock Consideration, Qualifying Holdco Stock Consideration and Option Consideration shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

(f) the Required Regulatory Approvals shall have been obtained or concluded and shall be in the full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

(g) (i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Arrangement, the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted or threatened any Proceeding (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(h) this Agreement shall not have been terminated in accordance with its terms.

8.2 Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement shall be subject to the satisfaction, or waiver by the Company, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a) Parent shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Parent and set forth in Section 3.2(i)(i) and the representations and warranties of IrishCo set forth in Section 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of Parent set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) since the date of this Agreement, no Parent Material Adverse Effect shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate of Parent signed by a senior officer of Parent for and on behalf of Parent and dated the Closing Date certifying that the conditions set out in Section 8.2(a) and Section 8.2(b) have been satisfied.

8.3 Additional Conditions Precedent to the Obligations of Parent

The obligation of Parent to complete the Arrangement shall be subject to the satisfaction, or waiver by Parent, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Parent and which may be waived by Parent at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Parent may have:

(a) the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of the Company set forth in Section 3.1(k)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of the Company set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c) since the date of this Agreement, no Material Adverse Effect on the Company shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(d) Parent shall have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied;

(e) the Plan of Arrangement shall not have been modified or amended in a manner adverse to Parent without Parent’s consent;

(f) no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on Parent’s or IrishCo’s ownership of the Company or any Subsidiary of the Company or any requirement that Parent, IrishCo or the Company or any of their respective Subsidiaries agree to or implement any Restraint; and

(g) Parent will have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code and the regulations promulgated thereunder should not apply in such a manner so as to cause IrishCo to be treated as a domestic corporation for U.S. federal income tax purposes from and after the Closing Date.

8.4 Conditions Precedent to the Merger

The respective obligations of the Parties to consummate the Merger is conditioned solely upon the consummation of the Arrangement.

ARTICLE 9

GENERAL

9.1 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, addressed to the recipient as follows:

(i) if to Parent:

Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue Facsimile No.: (610) 884-7159 E-mail: manogue.caroline@endo.com with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Attention:	Eileen Nugent, Esq. Brandon Van Dyke, Esq.
Facsimile No.:	(212) 735-2000
E-mail:	eileen.nugent@skadden.com brandon.vandyke@skadden.com

(ii) if to the Company:

Paladin Labs Inc.

100 Alexis Nihon Blvd.

Suite 600

St-Laurent, Quebec, Canada

H4M 2P2

Attention: Mark A. Beaudet

Facsimile No.: 514-344-4675

E-mail:  mbeaudet@paladinlabs.com

with a copy (which will not constitute notice) to:

Davies Ward Phillips and Vineberg LLP

1501 McGill College Avenue, 26th Floor

Montreal, Québec,

Canada H3A 3N9

Attention:	Hillel W. Rosen and Neil Kravitz
Facsimile No.:	(514) 841-6499
E-mail:	hrosen@dwpv.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2 Expenses

Except as otherwise specified herein and except in respect of any fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between Parent and the Company, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3 No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, provided that Parent may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, but no such assignment shall relieve Parent of its obligations hereunder; provided, however, that Parent shall have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time and completion of the Arrangement to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing.

9.4 Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5 Public Announcements

No Party shall issue any press release or otherwise make any written public statement with respect to the Arrangement, the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with Parent, and Parent shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither the Company nor Parent shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing by with regard to any Company Acquisition Proposal, Parent Acquisition Proposal, Company Change of Recommendation or Parent Change of Recommendation.

9.6 Governing Law; Attornment; Service of Process; Waiver of Jury Trial

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the Arrangement shall be governed by the CBCA. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(C) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUIT, ACTION, OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING).

(d) Notwithstanding anything in this Section 9.6 to the contrary, and without limiting anything set forth in Section 9.14, each of the Parties agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of this Section 9.6 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.6(d).

9.7 Entire Agreement

This Agreement, together with the Non-Disclosure Agreement and the Voting Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8 Third Party Beneficiaries

(a) This Section 9.8 and Sections, 9.6, 9.9, and 9.14 are intended to be for the benefit of the Persons referred to therein (including the Financing Sources) and may be enforced by any such Persons and shall not be amended, modified or waived with respect to any such Person without such Person’s prior written consent.

(b) The provisions of Section 5.7, are: (i) intended for the benefit of the Indemnified Parties, and, in the case of Section 5.7(e) the directors of IrishCo, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives; and (ii) are in addition to, and not in substitution for, any other rights that the Indemnified Parties or such directors of IrishCo may have by contract or otherwise. It is the intention of Parent to constitute the Company as a trustee for the Company Indemnified Parties and the directors of IrishCo designated by the Company not a party to this Agreement for the covenants of Parent under Section 5.7 of this Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute Parent as a trustee for the Parent Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.7 of this Agreement, and the Parent agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(c) Except as provided in this Section 9.8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9 Amendment

(a) This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders or Parent Shareholders.

(b) Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

(c) Notwithstanding anything to the contrary contained herein, Sections 9.6, 9.8, 9.9, 9.13, 9.14 and this Section 9.9 (and any provision of this Agreement to the extent a modification, waiver by Parent or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived by Parent or terminated in a manner that is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

9.10 Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfilment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11 Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement and Merger be consummated as originally contemplated to the fullest extent possible.

9.12 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13 Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14 No Recourse

Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties hereto, and no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event, shall the Company or any of their Affiliates, and the Company agrees not to and to cause their Affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (B) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of Financing Sources thereunder. Nothing in this Section 9.14 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Financing to each other or in connection therewith.

9.15 Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.

By:
	Name:	Rajiv De Silva
	Title:	President and Chief Executive
Officer

Given under the COMMON SEAL of SPORTWELL LIMITED

By:
	Name:	Robert J. Cobuzzi Jr., Ph.D.
	Title:	Director

By:
	Name:	Donald DeGolyer
	Title:	Director

Given under the COMMON SEAL of SPORTWELL II LIMITED

By:
	Name:	Robert J. Cobuzzi Jr., Ph.D.
	Title:	Director

By:
	Name:	Donald DeGolyer
	Title:	Director

ULU ACQUISITION CORP.

By:
	Name:	Brian Lortie
	Title:	President

RDS MERGER SUB, LLC

By:
	Name:	Brian Lortie
	Title:	President

8312214 CANADA INC.

By:
	Name:	Brian Lortie
	Title:	President

PALADIN LABS INC.

By:
Name:
Title:

SCHEDULE A

PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA

BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“Amalco” means Paladin Labs Inc., a corporation amalgamated under the laws of Canada;

“Amalco Common Shares” means the common shares without par value in the capital of Amalco;

“Arrangement” means the arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 5.1 hereof or made at the discretion of the Court in the Final Order (with the consent of the Company and Parent, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement dated as of November 5, 2013, among Parent, IrishCo, Interco, ULU Acquisition Corp., RDS Merger Sub, LLC, CanCo 1 and the Company (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement Cash Consideration” means, in respect of each Company Common Share subject to the Arrangement, $1.16 in cash, plus an amount equal to the Company Exchange Ratio multiplied by the following amount (with the result converted into Canadian dollars at the Currency Exchange Rate), as applicable:

(a)	If the Endo VWAP Ratio is greater than or equal to 93%, nil; or

(b)	If the Endo VWAP Ratio is greater than or equal to 80% but less than 93%, then an amount equal to (x) the Endo Announcement Date VWAP multiplied by (y) the percentage obtained by subtracting the Endo VWAP Ratio from 93%; or

(c)	If the Endo VWAP Ratio is less than 80% but greater than or equal to 76%, then the aggregate of:

(i)	an amount equal to (v) the Endo Announcement Date VWAP, multiplied by (w) 13%; plus

(ii)	an amount equal to (x) the Endo Announcement Date VWAP, multiplied by (y) 50% multiplied by (z) the percentage obtained by subtracting the Endo VWAP Ratio from 80%; or

(d)	If the Endo VWAP Ratio is less than 76%, then the aggregate of:

(i)	an amount equal to (v) the Endo Announcement Date VWAP multiplied by (w) 13%; plus

(ii)	an amount equal to (x) the Endo Announcement Date VWAP multiplied by (y) 2%.

“Arrangement Exchange Agent” means [—] at its offices set out in the Letter of Transmittal;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B to the Arrangement Agreement;

“Arrangement Stock Consideration” means, in respect of each Company Common Share subject to the Arrangement, 1.6331 IrishCo Shares;

“Arrangement Thereapeutics Consideration” means, in respect of each Company Common Share subject to the Arrangement, one Therapeutics Common Share;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall be in form and substance satisfactory to Parent and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, New York, New York or Dublin, Ireland are closed for business;

“Calculation Agent” means a nationally recognized independent investment banking firm jointly selected by Parent and the Company for the purpose of calculating the Endo Reference VWAP;

“CanCo 1” means 8312214 Canada Inc., a corporation incorporated under the laws of Canada;

“CanCo 1 Common Shares” means the common shares without par value in the capital of CanCo 1;

“CanCo 2” means 8312222 Canada Inc., a corporation incorporated under the laws of Canada;

“CanCo 2 Common Shares” means the common shares without par value in the capital of CanCo 2;

“CanCo 2 Common Share Consideration” means the fair market value of the CanCo 1 Common Shares transferred and assigned to CanCo 2 pursuant to Section 3.1(h) less the CanCo 2 Payment;

“CanCo 2 Payment” has the meaning ascribed thereto in Section 3.1(h);

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement certifying that the Arrangement has been effected, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Company” means Paladin Labs Inc., a corporation continued under the laws of Canada;

“Company Board of Directors” means the board of directors of the Company;

“Company Common Shares” means the common shares without par value in the capital of the Company;

“Company Common Share Closing Price” means the closing price of a Company Common Share on the TSX on the trading day immediately preceding the Effective Date;

“Company Exchange Ratio” means 1.6331 IrishCo Shares;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Shareholder” means a holder of one or more Company Common Shares;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Court” means the Superior Court of Québec;

“CSPP Participant” means a participant under the Company Share Purchase Plan;

“Currency Exchange Rate” means [—], being the noon rate quoted by the Bank of Canada on the fourth Business Day prior to the Company Meeting for the conversion of United States dollars into Canadian dollars;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 of the Arrangement Agreement have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of the Arrangement Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the CBCA and the Final Order;

“Effective Time” means 1:00 a.m. (Montreal Time) on the Effective Date, or such other time as the parties may agree to in writing before the Effective Date;

“Endo Announcement Date VWAP” means US$44.4642;

“Endo Reference VWAP” means the volume weighted average price per share of the common stock of Parent for the regular trading session of NASDAQ as displayed under the heading “Bloomberg VWAP” on Bloomberg Page ENDP <equity> AQR for the ten trading days ending on the third trading day prior to the date of the Company Meeting (the “Reference Valuation Period”) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) for such Reference Valuation Period; or if such volume weighted average price is not available, as determined by the Calculation Agent, using a reasonable, good faith estimate of such price for such Reference Valuation Period;

“Endo VWAP Ratio” means [—]%, being (x) the Endo Reference VWAP divided by (y) the Endo Announcement Date VWAP, expressed as a percentage;

“Euro Purchaser” means the Person identified in writing by Parent to the Company prior to the Effective Time as the “Euro Purchaser”;

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and Parent, each acting reasonably) on appeal;

“Former Company Common Shareholders” means, at and following the Effective Time, the holders of Company Common Shares (other than Qualifying Holdcos), in each case immediately prior to the Effective Time;

“Former Optionholders” means, at and following the Effective Time, the Optionholders, in each case immediately prior to the Effective Time;

“Former Qualifying Holdco Shareholders” means, at and following the Effective Time, the holders of Qualifying Holdco Shares, in each case immediately prior to the Effective Time;

“Former Shareholders” means the Former Company Common Shareholders and the Former Qualifying Holdco Shareholders;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, the NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Holdco Agreements” means the share purchase agreement and other ancillary documentation containing such representations and warranties and covenants acceptable to Parent, acting reasonably, to be entered into by each Qualifying Holdco Shareholder, in a form consistent with Section 2.6 of the Arrangement Agreement;

“Holdco Alternative” means the alternative for a Qualifying Holdco Shareholder to elect to sell its Company Common Shares through its Qualifying Holdco in accordance with the terms and conditions of Section 2.6 of the Arrangement Agreement;

“Interco” means Sportwell II Limited, a company incorporated in Ireland (Registered Number 534651) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and Parent, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and Parent, each acting reasonably;

“In-the-Money Amount per Share” means, in respect of each Option, the amount by which (A) the Company Common Share Closing Price exceeds (B) the exercise price for each Common Share subject to the Option;

“IrishCo” means Sportwell Limited, a company incorporated in Ireland (Registered Number 534814) with registered address 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland;

“IrishCo CanCo 1 Common Share” has the meaning ascribed thereto in Section 3.1(f);

“IrishCo Euro Share” means an ordinary share, par value €1.00 per share, in the share capital of IrishCo;

“IrishCo Share” means an ordinary share, par value US$0.0001 per share, in the share capital of IrishCo;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Letter of Transmittal” means the letter of transmittal for use by Company Shareholders or Optionholders with respect to the Arrangement;

“NASDAQ” means the NASDAQ Global Select Market;

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Option Consideration” means, in respect of each right to acquire one Company Common Share pursuant to an Option, the aggregate of:

(a)	one Therapeutics Common Share; plus

(b)	the Company Exchange Ratio multiplied by the quotient obtained by dividing:

(i)	the In-the-Money Amount per Share in respect of that Option plus the Arrangement Cash Consideration; by

(ii)	the Company Common Share Closing Price;

provided that if the In-the-Money Amount per Share is equal to or less than zero, the Option Consideration shall be nil;

“Parent” means Endo Health Solutions Inc., a corporation incorporated under the laws of Delaware;

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Qualifying Holdco” means a corporation that meets the conditions described in Section 2.6 of the Arrangement Agreement;

“Qualifying Holdco Cash Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Cash Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Qualifying Holdco Shareholder” means any Person that is a registered owner of Company Common Shares before the 10th Business Day prior to the Effective Time and is not a non-resident of Canada within the meaning of the Tax Act and that has validly elected the Holdco Alternative in accordance with Section 2.6 of the Arrangement Agreement;

“Qualifying Holdco Shares” means shares in the capital of a Qualifying Holdco;

“Qualifying Holdco Stock Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Stock Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Qualifying Holdco Therapeutics Consideration” means, in respect of each Qualifying Holdco, an amount equal to the Arrangement Therapeutics Consideration multiplied by the number of Company Common Shares held by such Qualifying Holdco;

“Selling Shareholders” means the Company Shareholders (other than Qualifying Holdcos) and the Qualifying Holdco Shareholders;

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on May 10, 2000, as amended from time to time;

“Tax Act” means the Income Tax Act (Canada);

“Therapeutics” means Knight Therapeutics Inc., a corporation organized under the laws of Canada;

“Therapeutics Common Shares” means the common shares without par value in the capital of Therapeutics;

“Total Company Common Share Consideration” means (i) the total fair market value of the Arrangement Stock Consideration and the Qualifying Holdco Stock Consideration delivered directly to the Selling Shareholders by IrishCo pursuant to Section 3.1(d) and Section 3.1(e); plus (ii) the total of the Arrangement Cash Consideration and Qualifying Holdco Cash Consideration paid directly to the Selling Shareholders by IrishCo pursuant to Section 3.1(d) and Section 3.1(e); plus (iii) the total fair market value of the Option Consideration that is comprised of IrishCo Shares and delivered directly to the Optionholders by IrishCo pursuant to Section 3.1(a); and

“TSX” means the Toronto Stock Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

1.2	Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on:

a)	Parent;

b)	the Company;

c)	IrishCo;

d)	Interco;

e)	CanCo 1;

f)	CanCo 2;

g)	each Qualifying Holdco;

h)	Therapeutics;

i)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Company Common Shares or Qualifying Holdco Shares;

j)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Options; and

k)	all holders of any rights or entitlements under the Company Share Purchase Plan.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	notwithstanding any vesting or exercise provisions to which an Option might otherwise be subject (whether by contract, the conditions of a grant, applicable Laws or the terms of the Stock Option Plan):

(i)	each right to acquire a Company Common Share pursuant to an Option that is issued and outstanding at the Effective Time shall, without any further action by or on behalf of any holder of such Option, be deemed to be fully vested and transferred and disposed of by the holder thereof to CanCo 1 (free and clear of all liens, claims and encumbrances) and cancelled in exchange for, subject to Section 3.4, (A) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the portion of the Option Consideration in respect of that right consisting of Therapeutics Common Shares pursuant to Section 3.1(l)(iii), and (B) the payment by IrishCo on behalf of CanCo 1 of the portion of the Option Consideration in respect of that right consisting of IrishCo Shares; and

(ii)	with respect to each such Option, the holder thereof will cease to be the holder of such Option, will cease to have any rights as a holder in respect of such Option or under the Stock Option Plan, such holder’s name will be removed from the register of Options, and all option agreements, grants and similar instruments relating thereto will be cancelled;

(b)	Notwithstanding any provisions of the Company Share Purchase Plan:

(i)	all rights of each CSPP Participant under the Company Share Purchase Plan to contributions by the Company and to the acquisition of Company Common Shares under the Company Share Purchase Plan shall, without any further action by or on behalf of the CSPP Participant, be cancelled in exchange for a cash amount equal to 25% of the aggregate number of shares purchased on behalf of that Participant under the Company Share Purchase Plan with the CSPP Participant’s contributions in respect of each of the 8 fiscal quarters ending immediately prior to the Effective Time (but excluding any Company Common Shares purchased with CSPP Participant’s contributions after November 5, 2013 that exceeded his or her rate of contribution before that date), multiplied by the Company Common Share Closing Price; and

(ii)	each CSPP Participant shall be entitled to the return of any contributions he or she made under the Company Share Purchase Plan after the fiscal quarter ending immediately before the Effective Time, without interest;

(c)	the Stock Option Plan and the Company Share Purchase Plan shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect;

(d)	each outstanding Company Common Share (other than those held by a Qualifying Holdco) shall be transferred and assigned to CanCo 1 in exchange for, subject to Section 3.4, (A) the payment by IrishCo on behalf of CanCo 1 of the Arrangement Cash Consideration; (B) the delivery by IrishCo on behalf of CanCo 1 of the Arrangement Stock Consideration; and (C) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the Arrangement Therapeutics Consideration pursuant to Section 3.1(l)(i), and in respect of each Company Common Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Company Common Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Effective Time; and

(ii)	CanCo 1 shall be recorded as the registered holder of such Company Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(e)

all of the outstanding Qualifying Holdco Shares of each Qualifying Holdco shall be transferred and assigned to CanCo 1 in exchange for, subject to Section 3.4, (A) the payment by IrishCo on behalf of CanCo 1 of the Qualifying Holdco Cash

Consideration in respect of each such Qualifying Holdco; (B) the delivery by IrishCo on behalf of CanCo 1 of the Qualifying Holdco Stock Consideration in respect of each such Qualifying Holdco, and (C) the delivery by Amalco (as successor to CanCo 1’s obligations and liabilities) of the Qualifying Holdco Therapeutics Consideration pursuant to Section 3.1(l)(ii), in respect of each such Qualifying Holdco, and in respect of each Qualifying Holdco Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Qualifying Holdco Share and the name of such registered holder shall be removed from the register of Qualifying Holdco Shareholders as of the Effective Time; and

(ii)	CanCo 1 shall be recorded as the registered holder of such Qualifying Holdco Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(f)	in consideration for (A) IrishCo delivering, on behalf of CanCo 1, the Arrangement Stock Consideration and the Qualifying Holdco Stock Consideration directly to the Selling Shareholders pursuant to Section 3.1(d) and Section 3.1(e), (B) IrishCo delivering on behalf of CanCo 1 the Option Consideration consisting of IrishCo Shares directly to the Optionholders pursuant to Section 3.1(a), and (C) IrishCo paying, on behalf of CanCo 1, the Arrangement Cash Consideration and the Qualifying Holdco Cash Consideration to the Selling Shareholders pursuant to Section 3.1(d) and Section 3.1(e), [—] CanCo 1 Common Shares (the “IrishCo CanCo 1 Common Shares”) shall be issued to IrishCo, and, in respect thereof, there shall be added to the stated capital account maintained by CanCo 1 for CanCo 1 Common Shares an amount equal to the Total Company Common Share Consideration;

(g)	each IrishCo CanCo 1 Common Share acquired pursuant to Section 3.1(f) shall be contributed by IrishCo to the capital of Interco and, in respect of each IrishCo CanCo 1 Common Share so contributed, IrishCo shall cease to be the registered holder thereof and IrishCo’s name shall be removed from the register of shareholders of CanCo 1, and Interco shall be recorded as the registered holder of such IrishCo CanCo 1 Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(h)

each outstanding CanCo 1 Common Share shall be transferred and assigned to CanCo 2 in exchange for (i) [—] CanCo 2 Common Shares and (ii) the payment by CanCo 2 of $[—] in cash (the “CanCo 2 Payment”), and (A) in respect of each CanCo 1 Common Share so transferred and assigned, Interco shall cease to be the registered holder thereof and Interco’s name shall be removed from the register of shareholders of CanCo 1, and CanCo 2 shall be recorded as the registered holder of such CanCo 1 Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others) and (B) there shall be added to the stated capital account maintained by CanCo 2 for CanCo 2 Common Shares an amount equal to the CanCo 2 Common Share Consideration, in respect of the CanCo 2 Common Shares issued to Interco pursuant to this Section 3.1(h);

(i)	the Company shall transfer one IrishCo Euro Share to Euro Purchaser, in exchange for €1, and in respect of such IrishCo Euro Share so delivered, the Company shall cease to be the registered holder thereof and the Company’s name shall be removed from the register of shareholders of IrishCo, and the name of Euro Purchaser shall be recorded as the registered holder of such IrishCo Euro Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(j)	the Company shall file an election with the Canada Revenue Agency, to be effective prior to the amalgamation described in Section 3.1(k) below, to cease to be a public corporation for the purposes of the Tax Act;

(k)	CanCo 1, CanCo 2, each Qualifying Holdco and the Company shall amalgamate to form Amalco, as more fully described in Section 3.2; and

(l)	concurrently:

(i)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Company Common Shareholder shall acquire the Arrangement Therapeutics Consideration, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of such Former Company Common Shareholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(ii)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Qualifying Holdco Shareholder shall acquire the Qualifying Holdco Therapeutics Consideration, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of such Former Qualifying Holdco Shareholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others);

(iii)	Amalco (as successor to CanCo 1’s obligations and liabilities) shall deliver and each Former Optionholder shall acquire the portion of the Option

Consideration consisting of Therapeutics Common Shares, and in respect of each Therapeutics Common Share so delivered, Amalco shall cease to be the registered holder thereof and Amalco’s name shall be removed from the register of shareholders of Therapeutics, and the name of each Former Optionholder shall be recorded as the registered holder of such Therapeutics Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others); and

(iv)	unless Therapeutics determines otherwise, Therapeutics shall file an election with the Canada Revenue Agency to be a public corporation for the purposes of the Tax Act, such election to be effective concurrently with the acquisition of the Therapeutics Common Shares pursuant to this Section 3.1(l).

3.2	Amalgamation of CanCo 1, CanCo 2, each Qualifying Holdco and the Company

(a)	Pursuant to Section 3.1(k), CanCo 1, CanCo 2, each Qualifying Holdco and the Company shall amalgamate to form Amalco under the CBCA, with the effect described below, and, unless and until otherwise determined in the manner required by Law, the following shall apply:

(i)	Name. The name of Amalco shall be Paladin Labs Inc.

(ii)	Registered Office. The registered office of Amalco shall be located in Montreal in the Province of Québec. The address of the registered office shall be 6111 Royalmount Avenue, Suite 102, Montreal, Québec, H4P 2T4.

(iii)	Business and Powers. There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise.

(iv)	Authorized Share Capital. Amalco shall be authorized to issue an unlimited number of common shares designated as “Common Shares”.

(v)	Share Provisions. The Amalco Common Shares shall have the same terms as the CanCo 2 Common Shares.

(vi)	Shares. Each CanCo 2 Common Share shall be converted into one fully paid and non-assessable Amalco Common Share and the shares so converted shall be added to the register of shareholders of Amalco. Each CanCo 1 Common Share, Qualifying Holdco Share and Company Common Share (including Company Common Shares held by Qualifying Holdcos) shall be cancelled without any repayment of capital.

(vii)

Restrictions on Transfer. The transfer of Amalco Common Shares shall be restricted and no holder of Amalco Common Shares shall transfer any such share without either: (i) the approval of the directors of Amalco passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (ii) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding, expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.

(viii)	Number of Directors. The number of directors of Amalco shall not be less than 1 and not more than 3, and otherwise as the shareholders of Amalco may from time to time determine by special resolution.

(ix)	Initial Directors. The initial directors of Amalco shall be:

Name	Residence Address	Canadian Resident

[—]	[—]	[—]

(x)	By-laws. The by-laws of Amalco shall be the same as the by-laws of CanCo 2.

(xi)	First Annual General Meeting. The first annual general meeting of Amalco shall be held within 18 months from the Effective Date.

(xii)	Stated Capital. The aggregate of the stated capital of the issued and outstanding Amalco Common Shares shall be equal to the aggregate of the stated capital of the issued and outstanding CanCo 2 Common Shares immediately before the amalgamation described in Section 3.1(k).

(xiii)	Effect of Amalgamation. Upon the amalgamation of CanCo 1, CanCo 2, each Qualifying Holdco and the Company to form Amalco becoming effective pursuant to Section 3.1(k):

(A)	the property of each of CanCo 1, CanCo 2, each Qualifying Holdco and the Company, including, for greater certainty, any and all of the Therapeutics Common Shares, shall continue to be the property of Amalco;

(B)	Amalco shall continue to be liable for the obligations of CanCo 1, CanCo 2, each Qualifying Holdco and the Company;

(C)	all existing causes of action, claims or liabilities to prosecution with respect of CanCo 1, CanCo 2, each Qualifying Holdco and the Company shall be unaffected;

(D)	all civil, criminal or administrative actions or proceedings pending by or against CanCo 1, CanCo 2, each Qualifying Holdco and the Company may be continued to be prosecuted by or against Amalco;

(E)	all convictions against, or rulings, orders or judgments in favour of or against CanCo 1, CanCo 2, each Qualifying Holdco and the Company may be enforced by or against Amalco; and

(F)	the Articles of Arrangement shall be deemed to be the articles of incorporation of Amalco and the Certificate of Arrangement shall be deemed to be the certificate of incorporation of Amalco.

3.3	Post-Effective Time Procedures

At or prior to the Effective Time, IrishCo shall (i) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders, the aggregate amount of cash that such Selling Shareholders are entitled to receive under the Arrangement; (ii) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders and the Optionholders, certificates representing the IrishCo Shares that such Selling Shareholders and such Optionholders are entitled to receive under the Arrangement; and (iii) deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Selling Shareholders and the Optionholders, certificates representing the Therapeutics Common Shares that such Selling Shareholders and such Optionholders are entitled to receive under the Arrangement, which certificates and cash shall be held by the Arrangement Exchange Agent as agent and nominee for the Former Shareholders and the Former Optionholders for distribution to the Former Shareholders and the Former Optionholders in accordance with the provisions of Article 4 hereof.

3.4	Fractional IrishCo Shares and Rounding of Cash Consideration

(a)

No certificates representing fractional IrishCo Shares shall be issued to the Former Shareholders or the Former Optionholders upon the surrender for exchange of certificates pursuant to Section 4.1 or Section 4.2 and no dividend, stock split or other change in the capital structure of IrishCo shall relate to any such fractional security and such fractional interests shall not entitle the holder thereof to exercise any rights as a security holder of IrishCo. In lieu of any such fractional shares, each Former Shareholder and each Former Optionholder otherwise entitled to a fractional interest in an IrishCo Share will receive a cash payment equal to such Former Shareholder or such Former Optionholder’s pro rata portion of the net proceeds after expenses received by the Arrangement Exchange Agent upon the sale of whole shares representing an accumulation of all fractional interests in IrishCo Shares to which all such Former Shareholders and Former Optionholders would otherwise be entitled. The Arrangement Exchange Agent will sell such IrishCo Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the IrishCo Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Arrangement Exchange Agent, pro rata in relation to the respective fractions, among the Former Shareholders and the Former Optionholders otherwise entitled to receive fractional interests in IrishCo Shares.

(b)	If the aggregate cash amount which a Selling Shareholder is entitled to receive pursuant to Section 3.1(d) or Section 3.1(e) would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Selling Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

ARTICLE 4

DELIVERY OF CONSIDERATION

4.1	Delivery of Share Consideration and Cash Consideration

(a)	Upon surrender to the Arrangement Exchange Agent for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares, Qualifying Holdco Shares or Options, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Arrangement Exchange Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Arrangement Exchange Agent shall deliver to such holder following the Effective Time (in each case, less any amounts withheld pursuant to Section 4.4 hereof), (i) a certificate representing the number of IrishCo Shares to which such holder is entitled to receive under the Arrangement; (ii) a cheque for the cash consideration to which such holder is entitled to under the Arrangement; and (iii) a certificate representing the number of Therapeutics Common Shares to which such holder is entitled to under the Arrangement.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Company Common Shares, Qualifying Holdco Shares or Options shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 4.1(a) hereof.

(c)	Notwithstanding anything to the contrary herein, the only property delivered to or acquired by a Former Shareholder or a Former Optionholder herein is that which is stipulated to have been delivered to or acquired by such person in Section 3.1.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 3.1(d) or that were held by a Qualifying Holdco, the Qualifying Holdco Shares of which were exchanged pursuant to Section 3.1(e), shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Arrangement Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, the cash amount and the IrishCo Shares that such Person is entitled to receive pursuant to Section 3.1(d) or Section 3.1(e) (and any dividends or distributions with respect thereto pursuant to Section 4.3) and the Therapeautics Common Shares that such Person is entitled to receive pursuant to Section 3.1(l)(i) or Section 3.1(l)(ii) (and any dividends or distributions with respect thereto pursuant to Section 4.3), in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to IrishCo and the Arrangement Exchange Agent in such sum as IrishCo and the Arrangement Exchange Agent may direct or otherwise indemnify IrishCo, Amalco and the Arrangement Exchange Agent in a manner satisfactory to IrishCo and the Arrangement Exchange Agent against any claim that may be made against IrishCo, Amalco or the Arrangement Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to IrishCo Shares or Therapeutics Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares or Options unless and until the holder of such certificate shall have complied with the provisions of Section 4.1 or Section 4.2 hereof. Subject to applicable law and to Section 4.4 hereof, at the time of such compliance, a Former Shareholder or a Former Optionholder entitled to receive IrishCo Shares or Therapeutics Common Shares shall receive, in addition to the delivery of a certificate representing the IrishCo Shares or Therapeutics Common Shares, a cheque for the amount of the dividend or other distribution, if any, with a record date after the Effective Time, without interest, paid with respect to such IrishCo Shares or Therapeutics Common Shares, respectively, prior to such delivery.

4.4	Withholding Rights

IrishCo, CanCo 1, Amalco, the Company and the Arrangement Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares, Qualifying Holdco Shares or Options or any CSPP Participant, such amounts as IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Company Common Shares, Qualifying Holdco Shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder or a CSPP Participant exceeds the cash component of the consideration otherwise payable to the holder or such CSPP Participant, IrishCo, CanCo 1, Amalco, the Company and the Arrangement Exchange Agent are

hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and IrishCo, CanCo 1, Amalco, the Company or the Arrangement Exchange Agent shall notify the holder thereof or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.

4.5	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that are exchanged pursuant to Section 3.1(d), outstanding Qualifying Holdco Shares that are exchanged pursuant to Section 3.1(e) or outstanding Options that are exchanged pursuant to Section 3.1(a) and not deposited with all other instruments required by Section 4.1(a) or Section 4.2 on or prior to the second anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of IrishCo or Therapeutics. On such date, the cash, IrishCo Shares (or cash in lieu of fractional interests therein) and Therapeutics Common Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to IrishCo in accordance with applicable Laws, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares, Qualifying Holdco Shares and Options issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Common Shares and Qualifying Holdco Shares, the Optionholders, the Company, IrishCo, Interco, Parent, Therapeutics, CanCo 1, CanCo 2, each Qualifying Holdco, Amalco, the Arrangement Exchange Agent and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares, Qualifying Holdco Shares or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

4.8	Illegality of Delivery of IrishCo Shares or Therapeutics Common Shares

Notwithstanding the foregoing, if it appears to CanCo 1 or IrishCo that it would be contrary to applicable Laws to deliver, or cause to be delivered, IrishCo Shares or Therapeutics Common Shares pursuant to the Arrangement to a Selling Shareholder or Optionholder that is not a resident of Canada, the IrishCo Shares and the Therapeutics Common Shares that otherwise would be issued to that Person will be issued to the Arrangement Exchange Agent for sale by Arrangement Exchange Agent on behalf of that Person. The IrishCo Shares and the Therapeutics Common Shares so issued to the Arrangement Exchange Agent will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Arrangement Exchange Agent determines in its sole discretion. The Arrangement Exchange Agent shall not be obligated to seek or obtain a minimum price for any of the IrishCo Shares and the Therapeutics Common Shares sold by it. Each such Person will receive a pro rata share of the cash proceeds from the sale of the IrishCo Shares or Therapeutics Common Shares sold by the Arrangement Exchange Agent (less commissions, other reasonable expenses incurred in connection with the sale of the IrishCo Shares and the Therapeutics Common Shares and any amount withheld in respect of taxes) in lieu of the IrishCo Shares and the Therapeutics Common Shares themselves. The net proceeds will be remitted in the same manner as other payments pursuant to this Article 4. None of IrishCo, Amalco or the Arrangement Exchange Agent will be liable for any loss arising out of any such sales.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must: (i) be set out in writing; (ii) be approved by Parent and the Company; (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) be communicated to Company Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of Parent and the Company (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by holders of the Company Common Shares, voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this

Plan of Arrangement and is not adverse to the economic interest of any Former Shareholder or any Former Optionholder and such amendments, modifications or supplements to this Plan Arrangement need not be filed with Court or communicated to Selling Shareholders or any Former Optionholder.

(e)	CanCo 1 may amend, modify and/or supplement Article 3 of this Plan of Arrangement at any time and from time to time prior to the Effective Date, including to give effect to any amendments to the Holdco Alternative and Section 2.6 of the Arrangement Agreement, provided that each such amendment, modification and/or supplement does not and will not have an adverse impact on any holder of Company Common Shares or Options.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE B – FORM OF PALADIN LABS INC. ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) of Paladin Labs Inc. (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated November [—], 2013 of the Company accompanying the notice of this meeting and as it may be amended, modified or supplemented in accordance with the arrangement agreement dated [—], 2013 between the Company, Endo Health Solutions, Inc., Sportwell Limited, plc, Sportwell II Limited, plc, ULU Acquisition Corp., RDS Merger Sub, LLC and 8312214 Canada Inc. (as it may be amended, modified or supplemented, the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company, as it may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement (the “Plan of Arrangement”), the full text of which is set out in Appendix [—] to the Circular, is hereby authorized, approved and adopted.

3.	The (i) Arrangement Agreement and transactions contemplated thereby, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified, confirmed, authorized and approved.

4.	The Company is hereby authorized to apply for a final order from the Superior Court of Québec (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed by the holders of common shares of the Company (the “Shareholders”) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the Shareholders: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement, to the extent permitted thereby; and (ii) subject to the terms of the Arrangement Agreement, not proceed with the Arrangement and related transactions.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement and transactions contemplated thereby in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B-1

SCHEDULE C – REQUIRED REGULATORY APPROVALS

1) Competition Act Approval (to the extent required under applicable Law in respect of the transactions contemplated by this Agreement (including the Arrangement and the Merger))

2) Investment Canada Act Approval

3) Approval pursuant to HSR Act

4) South African Competition Act approval

C-1

SCHEDULE D – FORM OF VOTING AGREEMENT

See Exhibits 10.1 and 10.2

SCHEDULE E – BUSINESS SEPARATION TERM SHEET

Business Separation Agreement

Summary of Terms and Conditions

Purpose:	The parties will enter into an agreement (the “Agreement”) immediately before the Effective Time that shall provide for the separation of the Therapeutics Assets and Therapeutics Liabilities from the Company Group, which is to be accomplished by the implementation of the Business Separation Transactions prior to the Effective Time. Capitalized terms used in this term sheet are defined below or, if not defined below, shall have the meanings set out in the Arrangement Agreement. Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

Parties:	The Company and Knight Therapeutics Inc. (“Therapeutics”).

Performance:

The Company shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth in the Agreement or in any other Business Separation Agreement to be performed by any member of the Company Group. The Company further agrees that it shall cause the other members of the Company Group not to take any action inconsistent with, or fail to take any action necessary in connection with, the Company’s obligations under this Agreement, or the obligations of any member of the Company Group under any other Business Separation Agreement, or any of the transactions contemplated hereby or thereby. The Company further agrees that Therapeutics shall not be obligated to proceed against any other member of the Company Group before proceeding against the Company to enforce any provision of the Agreement or of any other Business Separation Agreement.

Therapeutics shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth in the Agreement or in any other Business Separation Agreement to be performed by any member of the Therapeutic Group. Therapeutics further agrees that it shall cause the other members of the Therapeutics Group not to take any action inconsistent with, or fail to take any action necessary in connection with, Therapeutics’ obligations under this Agreement, or the obligations of any member of the Therapeutics Group under any other Business Separation Agreement, or any of the transactions contemplated hereby or thereby. Therapeutics further agrees that the Company shall not be obligated to proceed against any other member of the Therapeutics Group before proceeding against Therapeutics to enforce any provision of the Agreement or any other Business Separation Agreement.

Therapeutics Assets:

Immediately before the Effective Time and as a result of the Business Separation Transactions, the following assets (the “Therapeutics Assets”) will be owned by Therapeutics and the members of the Therapeutics Group and not directly by the Company or any other member of the Company Group:

(a)    the I-IP;

(b)    the Voucher or any rights to the Voucher;

(c)    the common shares of Delco held by the Company;

(d)    Barbco’s rights as licensor under License; and

(e)    $1,000,000 in cash.

For greater certainty, all inventory, tenders, customer contracts, orders, purchase orders, licenses, manufacturing and other agreements relating to the Product (other than those held by or in the name of Delco) shall remain the property of the Company Group.

Distribution and License Agreement:

The Therapeutics Group or one of its affiliates (as licensor) shall enter into a distribution and license agreement with Barbco granting Barbco exclusive commercialization rights for the Product for the world, other than the United States, for a ten (10) year term (the “Therapeutics Distribution and License Agreement”). Under the Therapeutics Distribution and License Agreement:

(a)    the Therapeutics Group (or its affiliates) will provide no representations or warranties in respect of the I-IP; and

(b)    the Company Group shall have no minimum sales or other commercialization requirements.

Barbco shall pay to Therapeutics Group or one of its affiliates a fee of 22.5% of gross sales in consideration thereof. Under that agreement (or in a separate agreement) the Therapeutics Group shall be entitled to source Product from the Company Group in respect of its own commercialization of the Product in the United States and to tag onto its own orders of Product (so as to meet minimum batch sizes etc.) at cost.

Therapeutics Liabilities:	Therapeutics shall, or shall cause a member of the Therapeutics Group to, assume and fully pay, discharge and fulfill any and all Liabilities, whether arising or accruing before, on or after the Effective Date, related to the Therapeutics Assets and any Liability to be assumed by any member of the Therapeutics Group pursuant to the Business Separation Agreements (collectively, the “Therapeutics Liabilities”); provided that with respect to any such Liability arising or accruing in respect of the period before the Effective Date, the responsibility of the Therapeutics Group shall be limited to 25% of same. For greater certainty, the Therapeutics Liabilities shall exclude, and the Company Group shall be solely responsible for, all of the Liabilities of the Company Group under the Therapeutics Distribution and License Agreement and all activities conducted by the Company Group thereunder.

Consideration:	The consideration payable by the Therapeutics Group to the Company Group pursuant to the Business Separation Transactions shall be as set forth in Schedule A hereto.

Representations and Warranties:	The Agreement will contain representations and warranties typical for agreements of this nature.

Indemnification:

Therapeutics, for and on behalf of each member of the Therapeutics Group, shall indemnify, defend and save harmless each Company Indemnified Person from and against any and all Losses suffered or incurred by any such Company Indemnified Person as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)    any misrepresentation or breach of any warranty made or given by Therapeutics in the Agreement;

(b)    any lawsuits or claims made before, on or after the Effective Date arising from the design of the Product before on or after the Effective Date, including without limitation, recalls, warranty claims and product liability claims; provided that responsibility of the Therapeutics Group shall be limited to 25% of same. For greater certainty, the Therapeutics Liabilities shall exclude, and the Company Group shall be solely responsible for, all of the Liabilities of the Company Group under the Therapeutics Distribution and License Agreement and all activities conducted by the Company Group thereunder;

(c)    any failure by any member of the Therapeutics Group to observe or perform any covenant or obligation contained in the Agreement, any other Business Separation Agreement or in any document delivered pursuant to the Agreement or any other Business Separation Agreement;

(d)    any failure by any member of the Therapeutics Group to perform or otherwise properly discharge in accordance with its terms any of the Therapeutics Liabilities;

(e)    any fees and expenses payable by the Company Group in respect of services provided in connection with the Business Separation Transactions in excess of $100,000;

(f)     any misrepresentation or any alleged misrepresentation in any information included in the Joint Proxy Statement/Circular or any other public filing by the Company relating to any member of the Therapeutics Group or the Therapeutics Assets, including any order made, or any inquiry, investigation or proceeding by any Person based on any such misrepresentation or alleged misrepresentation; and

(g)    any Taxes payable by any Company Indemnified Person arising solely as a consequence of the Business Separation Transactions.

For the purposes of paragraph (g) above and subject to Section 5.15(c) of the Arrangement Agreement, the Taxes payable by any Company Indemnified Person (i) shall be computed as if such Company Indemnified Person has no deductions, losses, credits or other Tax attributes (other than any such deductions, losses, credits or other Tax attributes that arise solely as a consequence of the Business Separation Transactions) that can be applied to reduce the amount of Taxes payable, and (ii) for greater certainty, includes any reduction in a refund of Taxes otherwise receivable by such Company Indemnified Person.

The obligation of the Therapeutics Group to indemnify the Company Indemnified Persons for Losses (“Indemnified Losses”) will be limited as follows:

(a)    the Therapeutics Group shall indemnify the Company Indemnified Persons for the first $2,000,000 of Indemnified Losses;

(b)    if the Indemnified Losses exceed $2,000,000 in aggregate, the Therapeutics Group shall have no obligation to indemnify the Company Indemnified Persons for the next $20,000,000 of Indemnified Losses; and

(c)    there shall be no limit on the obligation of Therapeutics Group to indemnify the Company Indemnified Persons for all Indemnified Losses in excess of $22,000,000.

The Agreement will also include standard terms and procedures for indemnification claims typical of transactions of this nature, as required by Parent, acting reasonably.

Survival of Indemnification:	The indemnification shall survive until six (6) months after the period for which the taxation year of the Company in which the Business Separation Transactions occur become statute barred under the Tax Act and any other applicable Tax legislation.

Governing Law:	The law of the Province of Quebec.

Other Terms and Conditions:	The Agreement shall include such other terms and conditions as are typically included in agreements of this type.

Defined Terms:

“Arrangement Agreement” the Arrangement Agreement dated as of November 5, 2013, among Parent, IrishCo, Interco, DE INC., Merger Sub, CanCo 1 and the Company (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms

“Barbco” means Paladin Labs (Barbados) Inc., a corporation incorporated under the laws of the Barbados.

“Business Separation Agreements” means, collectively, the Agreement and all other agreements and documents effecting the Business Separation Transactions.

“Business Separation Transactions” means the transactions described in Schedule A hereto which provide for the transfer to Therapeutics and its subsidiaries of (i) the shares of Delco; (ii) the I-IP; and (iii) Barbco’s rights under the License.

“Company Group” means, collectively, the Company and Barbco.

“Company Indemnified Person” means each of the Company, Irishco and Parent and each of their respective directors, officers, employees, representatives, agents and affiliates.

“Delco” means Paladin Therapeutics, Inc., a corporation incorporated under the laws of Delaware.

“I-IP” means the Intellectual Property and any other rights related to the Product.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (f) all software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Liability” means any indebtedness, liability, assessment, expense, claim, loss damage, deficiency or obligation of any kind, whether known or unknown, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, secured or unsecured, liquidated or unliquidated or due or to become due and whether or not required to be reflected in a balance sheet in accordance with generally accepted accounting principles.

“License” means the license agreement in place as of November 5, 2013 entered into by Barbco and Delco pursuant to which Barbco granted a license to Delco to make, market and sell the Product in the United States.

“Losses” means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines penalties, costs of burdens associated with performing injunctive relief and other costs and expenses (including reasonable fees and expenses of outside legal advisors, accountants and other professional advisors and of expert witnesses and other costs and expenses of investigation, preparation and litigation in connection with or related to any claim, appeal, petition, plea, charge, complaint, hearing, or similar matter or other proceeding) of any kind or nature whatsoever, including in connection with or relating to a claim whether known, or unknown, contingent or vested or matured or unmatured.

“Product” means the drug product containing miltefosine for the treatment of parasitic diseases such as leishmaniasis in any formulation and any dosage strength currently under development by the Company and referred to as Impavido, including an authorized generic version and/or ANDA thereof.

“Therapeutics Group” means Therapeutics and each of its subsidiaries.

“Voucher” means the priority review voucher to be issued in the name of Delco by the United States Food and Drug Administration or, if not yet issued at the time the Business Separation Transactions are completed, the right to be issued that voucher.